Exhibit 10.1

$385,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 1, 2021

by and among

DIGI INTERNATIONAL INC.,

as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

and

BMO HARRIS BANK N.A.,
as Administrative Agent and Collateral Agent

BMO CAPITAL MARKETS CORP.,
as Sole Lead Arranger and Sole Bookrunner

- i -

SECTION 4 REPRESENTATIONS AND WARRANTIES		74

4.1	Financial Condition	74
4.2	No Change	75
4.3	Existence; Compliance with Law	75
4.4	Power, Authorization; Enforceable Obligations	75
4.5	No Legal Bar	75
4.6	Litigation	75
4.7	No Default	75
4.8	Ownership of Property; Liens; Investments	76
4.9	Intellectual Property	76
4.10	Taxes	76
4.11	Federal Regulations	76
4.12	Labor Matters	76
4.13	ERISA	76
4.14	Investment Company Act; Other Regulations	77
4.15	Subsidiaries	77
4.16	Use of Proceeds	77
4.17	Environmental Matters	77
4.18	Accuracy of Information, Etc.	78
4.19	Security Documents	78
4.20	Solvency	78
4.21	[Intentionally Omitted]	78
4.22	Insurance	79
4.23	No Casualty	79
4.24	OFAC	79
4.25	Anti-Corruption Laws	79
4.26	EEA Financial Institution	79
4.27	Beneficial Ownership Certification	79
4.28	Brokers	79

SECTION 5 CONDITIONS PRECEDENT		79

5.1	Conditions to Effectiveness of this Agreement	79
5.2	Conditions to Each Extension of Credit	82
5.3	Post-Closing Conditions Subsequent	82

SECTION 6 AFFIRMATIVE COVENANTS		82

6.1	Financial Statements	82
6.2	Certificates; Reports; Other Information	83
6.3	Payment of Obligations; Taxes	85
6.4	Maintenance of Existence; Compliance	85
6.5	Maintenance of Property; Insurance	85
6.6	Inspection of Property; Books and Records; Discussions	85
6.7	Notices	86
6.8	Environmental Laws	87
6.9	Operating Accounts	87
6.10	Audits	87
6.11	Additional Collateral, Etc.	87
6.12	Anti-Corruption Laws	89
6.13	Insider Subordinated Indebtedness	89
6.14	Use of Proceeds	89
6.15	[Intentionally Omitted]	89
6.16	Beneficial Ownership Certification	89
6.17	M.I.R.E Events	89
6.18	Further Assurances	89

- ii -

SECTION 7 NEGATIVE COVENANTS		89

7.1	Financial Condition Covenants	89
7.2	Indebtedness	89
7.3	Liens	92
7.4	Fundamental Changes	94
7.5	Disposition of Property	94
7.6	Restricted Payments	96
7.7	Investments	97
7.8	ERISA	99
7.9	Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments	99
7.10	Transactions with Affiliates	99
7.11	Sale Leaseback Transactions	99
7.12	Swap Agreements	99
7.13	Accounting Changes	99
7.14	Negative Pledge Clauses	100
7.15	Clauses Restricting Subsidiary Distributions	100
7.16	Lines of Business	100
7.17	[Reserved]	100
7.18	Certification of Certain Equity Interests	100
7.19	Amendments to Organizational Agreements and Material Contracts	100
7.20	Use of Proceeds	100
7.21	[Reserved.]	101
7.22	Sanctions	101
7.23	Anti-Corruption Laws	101
7.24	Anti-Terrorism Laws	101

SECTION 8 EVENTS OF DEFAULT		101

8.1	Events of Default	101
8.2	Remedies Upon Event of Default	103
8.3	Application of Funds	104
8.4	Borrower’s Right to Cure	106

SECTION 9 THE ADMINISTRATIVE AGENT		106

9.1	Appointment and Authority	106
9.2	Delegation of Duties	107
9.3	Exculpatory Provisions	107
9.4	Reliance by Administrative Agent	108
9.5	Notice of Default	108
9.6	Non-Reliance on Administrative Agent and Other Lenders	108
9.7	Indemnification	109
9.8	Agent in Its Individual Capacity	109
9.9	Successor Administrative Agent	109
9.10	Collateral and Guaranty Matters	110
9.11	Administrative Agent May File Proofs of Claim	111
9.12	No Other Duties, Etc.	111
9.13	Survival	111
9.14	Acknowledgements of Lenders	111

SECTION 10 MISCELLANEOUS		113

10.1	Amendments and Waivers	113
10.2	Notices	114
10.3	No Waiver; Cumulative Remedies	116
10.4	Survival of Representations and Warranties	116
10.5	Expenses; Indemnity; Damage Waiver	116
10.6	Successors and Assigns; Participations and Assignments	118

- iii -

10.7	Adjustments; Set-off	123
10.8	Payments Set Aside	124
10.9	Interest Rate Limitation	124
10.10	Counterparts; Electronic Execution of Assignments	124
10.11	Severability	124
10.12	Integration	124
10.13	GOVERNING LAW	125
10.14	Submission to Jurisdiction; Waivers	125
10.15	[Intentionally Omitted]	125
10.16	Releases of Guarantees and Liens	125
10.17	Treatment of Certain Information; Confidentiality	126
10.18	Automatic Debits	127
10.19	Judgment Currency	127
10.20	Patriot Act	127
10.21	Termination	128
10.22	Contractual Recognition Provision	128
10.23	Acknowledgement Regarding Any Supported QFCs	128
10.24	No Advisory or Fiduciary Responsibility	129

- iv -

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	[Reserved]
Schedule 4.6:	Litigation
Schedule 4.8:	Owned Real Property
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19:	Financing Statements and Other Filings
Schedule 4.28:	Brokers
Schedule 5.3:	Post-Closing Matters
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7:	Existing Investments

EXHIBITS

Exhibit A:	Joinder Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Closing Date Solvency Certificate
Exhibit D:	[Reserved]
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificates
Exhibit G:	Form of Addendum
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit H-3:	Form of Term Loan Note
Exhibit I:	Form of Notice of Borrowing
Exhibit J:	Form of Notice of Conversion/Continuation

- v -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 1, 2021, is entered into by and among DIGI INTERNATIONAL INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, the several banks and other financial institutions or entities from time to time party hereto as lenders (each, a “Lender” and collectively, the “Lenders”), BMO HARRIS BANK N.A., as administrative and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent are party to that certain Amended and Restated Credit Agreement, dated as of March 15, 2021 (the “Existing Credit Agreement”);

WHEREAS, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (a) amend and restate the Existing Credit Agreement in its entirety; (b) modify and re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement and the other Loan Documents; and (c) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Loan Parties;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower and the other Loan Parties outstanding thereunder, which shall be payable in accordance with the terms hereof;

WHEREAS, it is also the intent of the Borrower and the “Guarantors” (as referred to and defined in the Existing Credit Agreement) to confirm that all obligations under the “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated by the Loan Documents and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

WHEREAS, on the Closing Date, pursuant to that certain Purchase Agreement dated as of November 1, 2021 (together with all schedules and exhibits thereto, the “Acquisition Agreement”), by and among Keith Charette, Steven Glaser, the Keith R. Charette DE-Incomplete-Gift Non-Grantor Trust, the Borrower, and the Targets, the Borrower intends to acquire all of the Equity Interests of the Targets (the “Acquisition”);

WHEREAS, the Borrower desires to obtain financing to (a)(i) finance the Acquisition, (ii) repay all obligations under the Existing Credit Agreement and (iii) finance the payment of fees, costs and expenses in connection with the foregoing transactions and (b) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, each of the Guarantors (with the guaranty by any Target Parties (other than any Immaterial Subsidiary) to be effective upon consummation of the Acquisition) has agreed to guarantee the Secured Obligations of the Loan Parties and to secure such guaranteed Secured Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of such Guarantor’s personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1          Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Eurodollar Rate for an Interest Period of 1 month plus 1%; provided that in no event shall the ABR be deemed to be less than 0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of the change in such rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower or any Subsidiary.

“Accounting Changes”: has the meaning specified in the definition of “GAAP”.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Acquisition Documents”: collectively, the Acquisition Agreement, together with all of the other documents, agreements, certificates and other information executed and/or delivered by or on behalf of the Borrower to Targets pursuant or in connection with the Acquisition Agreement or the Acquisition.

“Addendum”: an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Administrative Agent”: BMO, in its capacity as the administrative agent for the Lenders and the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.21.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties”: is defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate of the then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect (as decreased pursuant to Section 2.9) or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Alternative Currency”: each of the following currencies: Australian Dollars, Canadian Dollars, Euro, Japanese Yen and Sterling.

“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Excess”: as defined in Section 2.10(b)(ii)

“Alternative Currency Sublimit”: an amount equal $7,500,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitment.

“Annual Financial Statements”: the audited consolidated financial statements of (a) the Borrower for the fiscal years ended September 30, 2018, 2019 and 2020 and (b) the Target Parties for the fiscal years ended December 31, 2018, 2019 and 2020.

“Applicable Margin”: with respect to each Term Loan that is a Eurodollar Loan, the applicable rate per annum is the Eurodollar Rate plus 4.00% and with respect to each Term Loan that is an ABR Loan, the applicable rate per annum is the ABR plus 3.00%. With respect to each Revolving Loan, including each Swingline Loan, each Letter of Credit and the Commitment Fee Rate, the applicable rates per annum set forth under the relevant column heading below:

Level	Consolidated Leverage Ratio	Eurodollar Loans— Eurodollar Rate Plus	ABR Loans — ABR Plus	Swingline Loans— ABR Plus	Letters of Credit— Letter of Credit Fee	Commitment Fee Rate
II	=/>2.75:1.00	4.00%	3.00%	3.00%	4.00%	0.50%
I	<2.75:1.00	3.75%	2.75%	2.75%	3.75%	0.375%

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date and with reference to any applicable period then ended was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio as of such date and with reference to such period would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period by reason of such higher pricing for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower, nor shall the Borrower or any other Loan Party have any right of offset against any subsequent payment due and payable by any Loan Party under any Loan Document by reason of such lower pricing for such period. Notwithstanding the foregoing or anything to the contrary set forth in any Loan Document, the Borrower shall not be required to pay any amounts pursuant to this paragraph as a result of any restatement of or other adjustment to the financial statements of the Loan Parties that occurs after the Discharge of Obligations.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application”: an application, in such form as any Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent (to the extent required by Section 10.6), in substantially the form of Exhibit E, or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Assumption Agreement”: any Assumption Agreement delivered pursuant to the Guarantee and Collateral Agreement.

“Australian Dollar” and “AUD”: the lawful currency of Australia.

“Available Amount”: an amount, which shall not be less than zero, equal to (without duplication) the sum of:

(a)          the greater of $7,500,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1; plus

(b)          the sum of Excess Cash Flow for the fiscal year ending September 30, 2022 and Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that was not required to prepay Term Loans pursuant to Section 2.10(f) (which amount shall not be less than zero in any period); plus

(c)          100% of the aggregate Net Cash Proceeds received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower (other than Disqualified Equity Interests and Specified Equity Contributions) to any Person other than a Subsidiary of the Borrower; plus

(d)          100% of the aggregate amount of cash contributed to the capital of the Borrower after the Closing Date (other than net cash proceeds to the extent such net cash proceeds constitute Specified Equity Contributions); plus

(e)          100% of the aggregate amount received in cash by the Borrower or a Subsidiary of the Borrower by means of the sale or other disposition (other than to the Borrower or a Subsidiary) of Investments made by the Borrower or its Subsidiaries pursuant to Section 7.7(i) and repurchases and redemptions of such Investments pursuant to Section 7.7(i) from the Borrower or its Subsidiaries (other than by the Borrower or a Subsidiary); plus

(f)          100% of the returns, profits, distributions and similar amounts on Investments made using the Available Amount; minus

(g)          the cumulative amount of Investments made pursuant to Section 7.7(i) and Restricted Payments made pursuant to Section 7.6(g) after the Closing Date.

In determining the Available Amount for the purposes of determining whether any Investment can be made under Section 7.7(i) or any Restricted Payment can be made under Section 7.6(g), the amount of such Investment or such Restricted Payment, as the case shall be, shall not be included in the calculation under clause (g) above until made.

“Available Revolving Commitments”: at any time, an amount equal to (a) the Total Revolving Commitments in effect at such time (as decreased pursuant to Section 2.9), minus (b) the Dollar Equivalent of the aggregate issued but undrawn amount of all outstanding Letters of Credit at such time, minus (c) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time; provided that for purposes of calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.25.

“Average Unused Total Revolving Commitments”: has the meaning specified in Section 2.8(a).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Services”: any products, credit services and/or financial accommodations previously, now, or hereafter provided to any Group Member by any Bank Services Provider, including any letters of credit (other than any Letters of Credit provided for the account of the Borrower hereunder), cash management services (including merchant services, direct deposit payroll, business credit cards and check cashing services), interest rate swap arrangements (other than to the extent constituting Specified Swap Agreements), and foreign exchange services (including with respect to FX Contracts), as any such products or services may be identified in such Lender’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”: as defined in the definition of “Bank Services”.

“Bank Services Provider”: any Person that (a) at the time that it enters into a Bank Services Agreement or an FX Contract, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Services Agreement or an FX Contract, in each case, in its capacity as a party to such Bank Services Agreement or FX Contract.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark”: means, initially, Eurodollar Base Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25.

“Benchmark Replacement”: means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, the “Benchmark Replacement” shall revert to and shall be deemed to be Term SOFR. The Administrative Agent and the Borrower shall use commercially reasonable efforts to ensure that any Benchmark Replacement shall meet the standards set forth in Proposed Section 1.1001-6 of the Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the Treasury Regulations.

“Benchmark Replacement Adjustment”: means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice and consistent with changes being made by the Administrative Agent generally with respect to similarly situated borrowers (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: means 31 C.F.R § 1010.230.

“BHC Act Affiliate”: with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.22.

“BMO”: BMO Harris Bank N.A.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market, and

(a)          if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means a TARGET Day;

(b)          if such day relates to any interest rate settings as to a Eurodollar Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(c)          if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing from such Person; provided, however, that any Indebtedness convertible into Equity Interests shall not constitute Capital Stock prior to the date of any applicable conversion.

“Cash Collateralize”: to deposit in a blocked account at a commercial bank selected by the Administrative Agent, in the name of the Borrower and under the sole dominion and control (within the meaning of the UCC) of the Administrative Agent, or to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of one of more of the Issuing Lenders and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 103% of the L/C Exposure or, if the Administrative Agent and the applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, the applicable Bank Services Provider for its own benefit, as provider of such Bank Services or FX Contracts, cash or Deposit Account balances having an aggregate value of at least 103% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements and FX Contracts evidencing such Bank Services and FX Contracts; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of thirty-six months or less from the date of acquisition issued (i) by any Lender or (ii) by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s or such other rating as may be acceptable to the Administrative Agent, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within thirty-six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of thirty-six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s or such other rating as may be acceptable to the Administrative Agent; (f) securities with maturities of thirty-six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s or such other rating as may be acceptable to the Administrative Agent and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); or (b) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% (other than directors’ qualifying shares) of each class of outstanding Capital Stock of each Guarantor free and clear of all Liens (except Liens permitted by Section 7.3), other than as a result of a Disposition permitted by Section 7.5 or a merger, consolidation or amalgamation permitted by Section 7.4, in any such case, as a result of which any applicable Guarantor ceases to be a Subsidiary.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Closing Date Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(1), which Closing Date Solvency Certificate shall be in substantially the form of Exhibit C.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. Notwithstanding the foregoing or any contrary provision contained herein or in any other Loan Document, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate relating to the Loan Parties executed and delivered by the Borrower pursuant to Section 5.1 on the Closing Date after giving effect to the Acquisition.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee”: as defined in Section 2.8(a).

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading in the definition of Applicable Margin.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: is defined in Section 10.2(d)(ii).

“Company Material Adverse Effect”: Material Adverse Effect as defined in the Acquisition Agreement.

“Competitor”: as defined in the definition of “Disqualified Institution.”

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”: for any period, with respect to the Borrower and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Borrower) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower; provided that “Consolidated Capital Expenditures” shall not include (a) expenditures in respect of normal replacements and maintenance which are properly charged to current operations, (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period, or (d) expenditures made in connection with Permitted Acquisitions.

“Consolidated EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period,

(a) the sum, without duplication, of the amounts for such period of:

(i)           Consolidated Net Income, plus, in the case of the following clauses (a)(ii) through (a)(xii), to the extent the same was deducted (and not added back) in determining such Consolidated Net Income,

(ii)          total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus

(iii)         provisions for taxes based on income, plus

(iv)         total depreciation expense, plus

(v)          total amortization expense, plus

(vi)        non-cash compensation paid in Capital Stock, plus

(vii)       without duplication, other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus

(viii)       fees and out-of-pocket transaction costs and expenses incurred by the Borrower or any of its consolidated Subsidiaries in connection with this Agreement and the other Loan Documents, the Acquisition Agreement, and the Transactions, plus

(ix)         fees and out-of-pocket transaction costs and expenses incurred by the Borrower or any of its consolidated Subsidiaries after the Closing Date in connection with Permitted Acquisitions (whether or not consummated), plus

(x)          restructuring charges, extraordinary charges, including charges from any Disposition, plus

(xi)         the amount of “run-rate” synergies, operating expense reductions and other net cost savings projected by the Borrower in good faith to be realized as a result of actions taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions and net of the costs incurred during such period in connection with such actions; provided, that the Compliance Certificate required to be delivered pursuant to Section 6.2(b) shall include a certification from a Responsible Officer of the Borrower certifying that (1) such “run-rate” synergies, operating expense reductions and other net cost savings are reasonably identifiable and factually supportable, (2) such “run-rate” synergies, operating expense reductions and other net cost savings are expected to be realized within 18 months of such actions being taken, (3) no “run-rate” synergies, operating expense reductions and other net cost savings have been added pursuant to this clause (xi) that are duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (4) such adjustments are not duplicative of other pro forma adjustments (but may be incremental to any other pro forma adjustments), provided, further, that the aggregate add-backs pursuant to this clause (xi) shall not exceed 30% of Consolidated EBITDA for such period; plus

(xii)        any loss or expense that any Lender sustains or incurs for which the Borrower has to reimburse such Lender under Section 2.19;

minus

(b) the sum, without duplication of the amounts for such period of

(i)           any extraordinary gains and non-cash items, including gains from any Disposition, increasing Consolidated Net Income for such period, plus

(ii)          interest income;

provided that for purposes of this Agreement, Consolidated EBITDA for any period shall be determined on a Pro Forma Basis.

Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for the fiscal quarters ended on or about each of dates set forth below is the amount set opposite such date:

Date	Consolidated EBITDA
September 30, 2020	$16,121,000
December 31, 2020	$10,107,000
March 31, 2021	$14,847,000
June 30, 2021	$15,412,000

“Consolidated First Lien Leverage Ratio”: as of the last day of any period, the ratio of (a)(i) Consolidated Total Funded Indebtedness that is secured by any Lien on Collateral ranking pari passu with a Lien securing the Obligations as of the last day of such period minus (ii) Unrestricted Cash, to (b) Consolidated EBITDA for such date.

“Consolidated Interest Expense”: for any period, total interest expense paid in cash (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding the amortization of any deferred financing costs in connection with such Indebtedness.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) (i) Consolidated Total Funded Indebtedness as of the last day of such period minus (ii) Unrestricted Cash, to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower) in which the Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law applicable to such Subsidiary or any owner of Capital Stock of such Subsidiary.

“Consolidated Secured Leverage Ratio”: as of the last day of any period, the ratio of (a)(i) Consolidated Total Funded Indebtedness that is secured by any Lien on Collateral as of the last day of such period minus (ii) Unrestricted Cash as of such date, to (b) Consolidated EBITDA for such period.

“Consolidated Total Current Assets” as of the date of any determination thereof, total current assets of the Borrower and its consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Funded Indebtedness”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries at such date referred to (a) in clauses (a), (c), and (e) of the definition of “Indebtedness” and (b) in clause (g) of the definition of Indebtedness to the extent relating to Indebtedness under said clauses (a), (c) and (e), all of such Indebtedness determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License”: any written agreement which (a) names a Loan Party as licensor or licensee (including those listed on Schedule 6 of the Guarantee and Collateral Agreement), or (b) grants any right under any Copyright owned by a third party to a Loan Party, including any right to manufacture, distribute, exploit and sell materials derived from any such Copyright.

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6 of the Guarantee and Collateral Agreement), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the USCRO, and (b) the right to obtain any renewals thereof.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.23.

“Daily Simple SOFR”: means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan”: a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.13(c).

“Default Right”: the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Bank Services and FX Contracts), which shall include the following actions: (a) the payment in full, in cash of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), (b) no default or termination event shall have occurred and be continuing under any Specified Swap Agreements and any such Obligations in respect of Specified Swap Agreements have, if required by the applicable Bank Services Provider or any applicable Qualified Counterparties, as applicable, been paid in full or Cash Collateralized, (c) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (d) no Obligations in respect of any Bank Services or FX Contracts are outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services and FX Contracts have, if required by the applicable Bank Services Provider or any applicable Qualified Counterparties, as applicable, been Cash Collateralized in accordance with the terms hereof), and (e) the aggregate Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, any Capital Stock of any Person), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance, Division or other disposition thereof and any issuance of Capital Stock of the Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests”: with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Term Loan Maturity Date or the date the Loans are no longer outstanding; provided, however, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective controlled Affiliates), of the Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Agreement. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Disqualified Institution”: means (i) any Person designated by the Borrower by written notice to the Administrative Agent delivered on or before the Closing Date, as a disqualified institution or (ii) any Person designated by the Borrower, by written notice to the Administrative Agent delivered on or before the Closing Date, that is an operating company competitor of the Borrower or its Subsidiaries (“Competitor”) or (iii) any Affiliate of any Person referred to in the foregoing clauses (i) or (ii), to the extent such Affiliate (x) is clearly identifiable as an Affiliate based on the similarity of such Affiliate’s name and (y) with respect to clause (ii) above, is not a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, other than a Person specifically designated as a Disqualified Institution by the Borrower by written notice to the Administrative Agent delivered on or before the Closing Date, provided, Disqualified Institutions shall (A) exclude any Person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time and (B) include any Person that is added, pursuant to a written supplement to the list of Disqualified Institutions (provided that any such written supplement of any Person other than a Competitor must be reasonably approved by the Administrative Agent), that is delivered by the Borrower after the Closing Date to the Administrative Agent; provided further that (x) such supplement shall become effective three Business Days after delivery to the Administrative Agent, (y) shall not apply retroactively to disqualify the acquisition or transfer of an interest in the Loans that was effective prior to the effective date of such supplement and (z) no supplements shall be made to the disqualified institutions list from and including the Closing Date through and including 90 days after the Closing Date or during the continuance of an Event of Default.

“Disqualifying Event” as defined in “Eligible Currency”.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“DQ List”: as defined in Section 10.6(K)(iv).

“Domestic Subsidiary”: any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States.

“Early Opt-in Election”: means, if the then-current Benchmark is the Eurodollar Base Rate, the occurrence of:

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Base Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Earn Out Obligations” any cash earn out obligations, performance payments or similar obligations of any Loan Party or any of their Subsidiaries to any sellers arising out of or in connection with the Acquisition or a Permitted Acquisition, but excluding any working capital adjustments or payments for services or licenses provided by such sellers.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii); provided, however, any Disqualified Institution is subject to Section 10.6(k).

“Eligible Currency” each Alternative Currency that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, with respect to any Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which any Lender is willing to make such Revolving Loan (each of (a), (b), (c), and (d), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release of any Materials of Environmental Concern into the environment, or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) [Intentionally Omitted]; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) [Intentionally Omitted]; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable to the extent such transaction could reasonably be expected to result in a Material Adverse Effect; (m) [Intentionally Omitted]; (n) the assertion of a material claim (other than routine claim for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment”: as defined in Section 9.14.

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.14.

“Erroneous Payment Impacted Class”: as defined in Section 9.14.

“Erroneous Payment Return Deficiency”: as defined in Section 9.14.

“EU Bail-In Legislation Schedule”: the EU Legislation Bail-In Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of the participating member states of the European Union.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan (a) denominated in a LIBOR Quoted Currency, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as the LIBOR Rate or (b) denominated in a Non-LIBOR Quoted Currency, the rate per annum as designated by the Administrative Agent and Lenders with respect to such Alternative Currency (collectively, “LIBOR”) or a comparable or successor rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR); provided that the Eurodollar Base Rate shall not be less than 0.50% for any Term Loan and not less than 0% for any Revolving Loan.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate (other than any ABR Loan which is determined by reference to the Eurodollar Rate pursuant to clause (c) of the definition of “ABR”).

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, or with respect to any determination of the ABR, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: with respect to the Borrower and its consolidated Subsidiaries for any fiscal year, the sum of (a) Consolidated EBITDA for such year, minus (b) Consolidated Interest Expense for such year, minus (c) the portion of taxes based on income actually paid in cash during such year, minus (d) payments made in cash during such year on account of principal of Indebtedness of the Borrower and its consolidated Subsidiaries (including scheduled or optional principal payments in respect of the Term Loans but excluding principal payments in respect of the Revolving Loans (except to the extent there is an equivalent permanent reduction in Revolving Commitments), minus (e) the aggregate amount actually paid in cash by the Borrower and its consolidated Subsidiaries during such year on account of Consolidated Capital Expenditures or Permitted Acquisitions (excluding, in each case, the principal amount funded with Indebtedness (other than Revolving Loans)), minus (f) any earn-out payment (however designated) made in cash during such year, minus (g) all cash items specified in clauses (viii), (ix) and (x) of the definition of Consolidated EBITDA added back to Consolidated Net Income in calculating Consolidated EBITDA for such year, minus (h) solely to the extent added back to the calculation of Consolidated EBITDA, to the extent not realized, the amount of “run-rate” synergies, operating expense reductions and other net cost savings projected by the Borrower in good faith to be realized, minus (i) increases in Working Capital for such year, minus (j) cash expenses in respect of Swap Agreements, plus (k) decreases in Working Capital for such year.

“Excess Net Cash Proceeds”: as defined in Section 2.10(c).

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. (London, England time) two Business Days prior to the date as of which such foreign exchange computation is made, on the relevant Reuters World Currency Page for such Foreign Currency (subject to delivery to the Borrower of a “screen shot” of such Reuters World Currency Page). In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot exchange rates of the Administrative Agent for such Foreign Currency on the London market at 11:00 A.M. (London, England time), on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Credit Agreement Closing Date”: March 15, 2021.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a Subsidiary (whether direct or indirect) of a “controlled foreign corporation” as defined in Section 957 of the Code, (c) substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more controlled foreign corporations as defined under Section 957 of the Code, or (d) substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more entities that are (i) treated as disregarded for U.S. federal income tax purposes, and (ii) described in (c).

“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.6 of the Guarantee and Collateral Agreement and any other “keepwell, support or other agreement” provided for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f); and (d) any withholding Taxes imposed under FATCA.

“Facility and Facilities”: each or all of (as applicable) (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: collectively, Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain Fee Letter, dated November 1, 2021, among the Borrower, BMO Capital Markets Corp. and BMO.

“Financial Covenant Event of Default”: as defined in Section 8.1(c).

“Financial Covenant Test Condition”: as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans and (ii) the aggregate principal amount of all outstanding drawn and undrawn Letters of Credit (other than Letters of Credit that have been cash collateralized), exceeds 30% of the aggregate amount of all Revolving Commitments as of such date.

“First Tier Foreign Subsidiary”: at any date of determination with respect to a Loan Party, each direct Foreign Subsidiary in which such Loan Party, owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“First Tier Foreign Subsidiary Holding Company”: at any date of determination with respect to any Loan Party, each direct Domestic Subsidiary of such Loan Party substantially all of the assets of which consist of Equity Interests (or Equity Interests and debt interests) of Foreign Subsidiaries and assets incidental thereto.

“Flood Insurance Laws”: (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Base Rate.

“Flow of Funds Agreement”: the letter agreement between the Borrower and the Administrative Agent regarding the disbursement of Loan proceeds on the Closing Date (which shall include any proposed disbursements by the Administrative Agent to consummate the Transactions), the funding and the payment of the Administrative Agent’s reasonable and documented expenses and the reasonable and documented expenses of the Administrative Agent’s counsel and the Borrower’s counsel, and such other matters as may be agreed to by the Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Disposition”: as defined in Section 2.10(d).

“Foreign Investment Limit”: at any time, with respect to all of the Loan Parties and in respect of (a) the aggregate amount of all Investments (other than Investments that are intercompany Indebtedness) made by any Loan Party in any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party, in each case to the extent such Investments are made on or after the Closing Date and remain outstanding at such time, (b) the aggregate amount of all intercompany Indebtedness incurred by any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and owing to a Loan Party, in each case to the extent such intercompany Indebtedness is incurred on or after the Closing Date and remains outstanding at such time, (c) the aggregate amount of all Restricted Payments made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party, (d) the aggregate amount of all Dispositions made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and (e) without duplication, the book value of the assets of any Loan Party that is merged or consolidated with or into any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party if the surviving entity in such merger is not, or does not immediately become, a Loan Party, an aggregate amount for all of the foregoing clauses (a) through (e) in an amount not exceeding 15% of Consolidated Total Current Assets (measured as of the date of the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.1 (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, as set forth in the Pro Forma Financial Statements)).

“Foreign Law Pledge Agreement”: in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First Tier Foreign Subsidiary owned by such Loan Party any pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such First Tier Foreign Subsidiary is organized and executed by such Loan Party (and, as applicable, such First Tier Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent possible under the laws of such foreign jurisdiction.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Pledge Documents”: collectively, in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First Tier Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such First Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of the pledged Equity Interests in such First Tier Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the Board of Directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such First Tier Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party that is not a Domestic Subsidiary of such Loan Party.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lenders, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person (or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“FX Contract”: is any foreign exchange contract by and between the Borrower or another Group Member, on the one hand, and any Bank Services Provider, on the other hand, under which the Borrower or such other Group Member, as applicable, commits to purchase from or sell to such Bank Services Provider a specific amount of a currency other than Dollars on a specified date.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided that, if any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of any financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees, if requested by the Borrower or the Required Lenders in writing, to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, dated as of the Existing Credit Agreement Closing Date, by the Borrower and each Guarantor in favor of the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to the Borrower and each Subsidiary of the Borrower which has become a Guarantor pursuant to the Guarantee and Collateral Agreement. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Foreign Subsidiary shall be a Guarantor.

“IBA: has the meaning specified in Section 2.25.

“Incremental Cap”: means, as of any date of determination, the sum of:

(I)          (a)         the greater of $75,000,000 and 100% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1; plus

(b)        the sum of the aggregate principal amount of all voluntary prepayments of Loans (and in the case of any Revolving Loans, a corresponding commitment reduction) (other than, in each case, prepayments, redemptions, repurchases and commitment reductions with the proceeds of (x) Permitted Refinancing Indebtedness, (y) Indebtedness, the proceeds of which are used to refinance the Term Loans or Revolving Loans and (z) other long-term Indebtedness (other than revolving indebtedness)); minus

(c)        the sum of aggregate principal amount of all Incremental Loans and the principal amount of all Incremental Revolving Credit Commitments outstanding at such time that was incurred in reliance on the foregoing clauses (I)(a) and/or (I)(b); plus

(II)        (a)         in the case of any Incremental Loan secured by the Collateral on a pari passu basis with the Obligations, the maximum aggregate principal amount that can be incurred without causing the Consolidated First Lien Leverage Ratio to exceed the greater of (i) 3.75 to 1.00 for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 as of such date and (ii) if such Incremental Loan is used to finance a Permitted Acquisition, the Consolidated First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Loan;

(b)         in the case of any Incremental Loan secured by the Collateral on a junior basis to the Obligations, the maximum aggregate principal amount that can be incurred without causing the Consolidated Secured Leverage Ratio to exceed the greater of (x) 4.25 to 1.00 for the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 as of such date and (y) if such Incremental Loan is used to finance a Permitted Acquisition, the Consolidated Secured Leverage Ratio immediately prior to the incurrence of such Incremental Loan; and

(c)         in the case of any Incremental Loan that is unsecured, the maximum aggregate principal amount that can be incurred without causing the Consolidated Leverage Ratio to exceed the greater of (x) 4.75 to 1.00 for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 and (y) if such Incremental Loan is to be used to finance a Permitted Acquisition, the Consolidated Leverage Ratio immediately prior to the incurrence of such Incremental Loan.

Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any Incremental Loan and the use of proceeds thereof. Indebtedness may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above (if any) (or, at the Borrower’s election, vice versa) (and if both clauses (I) and (II) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (II)); provided that any such Indebtedness originally incurred in reliance on clause (I) above shall cease to be deemed outstanding under clause (I) and shall instead be deemed to be outstanding pursuant to clause (II) above from and after the first date on which the Borrower could have incurred the aggregate principal amount of such Indebtedness in reliance on clause (II) above.

“Increase Effective Date”: has the meaning specified in Section 2.24(c).

“Incremental Loans”: has the meaning specified in Section 2.24(a).

“Incremental Revolving Credit Commitment”: has the meaning specified in Section 2.24(a).

“Incremental Revolving Loans”: has the meaning specified in Section 2.24(a).

“Incremental Term Loan” and “Incremental Term Loans”: have the meanings specified in Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of such Lien if such Indebtedness is non-recourse), and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: is defined in Section 10.5(b).

“Initial Term Commitment”: as to any Term Lender, the obligation of such Lender to make one or more Initial Term Loans hereunder on the Closing Date under this Agreement in an aggregate principal amount not to exceed, with respect to a particular Lender, the respective amount set forth opposite such Lender’s name under the heading “Initial Term Commitment” on Schedule 1.1A. The original aggregate principal amount of the Initial Term Commitments as of the Closing Date is $350,000,000.

“Initial Term Lender”: each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan”: any of the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.1.

“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which the amount of such Lender’s aggregate respective Initial Term Commitments then constitutes of the aggregate Initial Term Commitments of all of the Initial Term Lenders at such time or, at any time from and after the Closing Date, the percentage which the respective aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of the Initial Term Loans of all of the Initial Term Lenders then outstanding.

“Insider Indebtedness”: any Indebtedness referred to in clauses (a) or (c) of the definition of “Indebtedness” owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”: is any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency Proceeding”: is (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.11, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such day is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 12:00 P.M., Central time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)             if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or beyond the Term Loan Maturity Date (in the case of Term Loans);

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interim Financial Statements”: the unaudited consolidated financial statements of the Borrower for the nine-month period ended June 30, 2021 and the Target Parties for the eight-month period ended August 31, 2021 (as presented on an unaudited basis by management of the Targets to the Borrower).

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“Immaterial Subsidiary” means each Subsidiary of Borrower that does not qualify as a Material Subsidiary.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) BMO, or any Affiliate thereof, in its capacity as issuer of any Letter of Credit and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Japanese Yen” and “¥”: the lawful currency of Japan.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit A.

“Judgment Currency”: as defined in Section 10.19.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the amount of any such obligation may be (i) changed from time to time pursuant to the terms hereof, or (ii) limited by restrictions on availability set forth herein (including Sections 2.4 and 3.1(a)). For the avoidance of doubt, (x) the original amount of the Total L/C Commitments is $10,000,000, subject to the availability limitations set forth herein, (y) the Total L/C Commitments are a sublimit of, and not in addition to, the Total Revolving Commitments, and (z) the aggregate amount of the respective L/C Commitments of the Lenders shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by any Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.21.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to any Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of such Issuing Lender’s standard form documents for letter of credit issuances.

“LCA Intervening Period”: as defined in Section 1.5.

“LCA Test Date”: as defined in Section 1.5.

“Lead Arrangers”: collectively, each Lead Arranger and Co-Syndication Agent listed on the cover page to this Agreement.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and the Swingline Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 30 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“LIBOR Quoted Currency”: Dollars, Euro, Yen and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each Assignment and Assumption, each Addendum, each Note, the Fee Letter, the Flow of Funds Agreement, the Closing Date Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Guarantor. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Foreign Subsidiary shall be a Loan Party.

“Material Adverse Effect”: the occurrence of any of (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) a material impairment of the rights and remedies (taken as a whole) of the Administrative Agent or the Lenders under the Loan Documents, or of the ability of any Loan Party to perform its respective Obligations under the Loan Documents (taken as a whole) to which it is a party; (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents (taken as a whole) to which it is a party; or (iv) a material impairment in the perfection or priority of the Administrative Agent’s Lien in the Collateral (held for the ratable benefit of the Secured Parties).

“Material Real Property”: any fee-owned real property located in the United States that is owned by any Loan Party and that has a fair market value in excess of $20,000,000 (as reasonably estimated by the Borrower in good faith).

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Material Subsidiary” means each Subsidiary of the Borrower, which, as of the most recently completed fiscal quarter, (i) contributed greater than 5% of the Borrower’s Consolidated EBITDA during such period or (ii) accounted for greater than 5% of Consolidated Total Current Assets during such period; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Current Assets attributable to all of Borrower’s Subsidiaries that are not Material Subsidiaries exceeds 10% of Consolidated EBITDA for such period or 10% of Consolidated Total Current Assets as of the end of any such fiscal quarter the Borrower shall designated sufficient Immaterial Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maximum Rate”: as defined in Section 10.9.

“MFN Protection”: has the meaning specified in Section 2.24(h).

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Material Real Property in form and substance reasonably satisfactory to the Administrative Agent and any other mortgage executed and delivered pursuant to Section 6.11, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Mortgaged Properties”: as defined in Section 6.17.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated to make, contributions, or to which any Loan Party or any ERISA Affiliate thereof may have any liability.

“Net Cash Proceeds”: (a) in connection with any Disposition of property or series of related Dispositions of property the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (w) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith, (x) taxes paid and such Person’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by such Person in connection with such Disposition in the taxable year that such Disposition is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, (y) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (x) above) (A) associated with the assets that are the subject of such event and (B) retained by any Group Member, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (z) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (z)) attributable to minority interests and not available for distribution to or for the account of any Group Member as a result thereof, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred (or reasonably expected to be incurred) in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all (or all affected) Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency”: any currency other than a LIBOR Quoted Currency.

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit I.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit J.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, any Issuing Lender, any other Lender, any Bank Services Provider (in its or their capacity as provider of Bank Services and/or FX Contracts), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Bank Services Agreement), the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender, any other Lender, any Bank Services Provider, to the extent that any applicable Bank Services Agreement or FX Contract requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Bank Services Agreement or FX Contract or otherwise, and (b) any obligations of any other Group Member arising in connection with any Bank Services Agreement or FX Contract. For the avoidance of doubt, the Obligations shall not include solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patent License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right under a Patent owned by a third party, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6 of the Guarantee and Collateral Agreement.

“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: is any purchase or other acquisition by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation from which a Loan Party is the continuing or surviving Person) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person; provided that, with respect to each such purchase or other acquisition:

(i)             the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall (A) be in a line of business permitted pursuant to Section 7.16 and (B) have its primary business activities (I) in the United States or Canada or (II) if total acquisition consideration (including the maximum amount of Earn Out Obligations) is less than $100,000,000, any other country that is not a Designated Jurisdiction;

(ii)           all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)           no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)          [reserved];

(v)           [reserved];

(vi)           any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11 to the extent applicable, except to the extent compliance with Section 6.11 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)         immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(viii)       [reserved];

(ix)          no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2; and

(x)           such purchase or acquisition shall not constitute an Unfriendly Acquisition.

“Permitted Encumbrance”: is, with respect to each fee-owned or leasehold real property of any Group Member (or similar property interests under local law), any lien, encumbrance or other matter affecting title, zoning, building codes, land use and other similar Requirements of Law and municipal ordinances and other similar items, which in any such case, do not impair, in any material respect, the use or ownership of such property for its intended purpose, in the ordinary course of business.

“Permitted Refinancing Indebtedness”: Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of such Person (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) any Guarantee Obligations which constitute all or a portion of such Refinancing Indebtedness, taken as a whole, are determined in good faith by a Responsible Officer of such Person to be no less favorable to such Person and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantee Obligations, if any, applicable to such Refinanced Indebtedness.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: is defined in Section 10.2(d)(i).

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pledge Supplement”: any Pledge Supplement delivered pursuant to the Guarantee and Collateral Agreement.

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates Section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates Section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by BMO as its prime rate in effect at its principal office in the State of New York (such BMO announced Prime Rate not being intended to be the lowest rate of interest charged by BMO in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any Disposition of all or substantially all of a division or a line of business or for any acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenant set forth in Section 7.1, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the applicable measurement period, and the following pro forma adjustments shall be made:

(a)            in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such measurement period;

(b)            in the case of an actual or proposed acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such acquisition shall be included in the results of the Borrower and its Subsidiaries for such measurement period;

(c)            interest accrued during the relevant measurement period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such measurement period; and

(d)           any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable measurement period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such measurement period.

To the extent that pro forma effect is to be given to an acquisition or Disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Statements”: a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on June 30, 2021, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable, it being understood that (a) such Pro Forma Financial Statements shall not include any purchase accounting adjustments and (b) financial information regarding the Target Parties is based on the consolidated balance sheet and related statement of income of the Target Parties as of, and for the twelve-month period ending on, June 30, 2021.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.22.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the date hereof, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Base Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: is defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date: as defined in Section 9.9(b).

“Replacement Lender”: as defined in Section 2.21.

“Repricing Transaction”: (a) any prepayment or repayment of the Term Facility with the proceeds of, or any conversion of the Term Facility into, any new or replacement tranche of Indebtedness incurred to prepay, repay or replace the Term Facility that has or results in an effective interest rate or weighted average yield (to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) less than the effective interest rate for, or weighted average yield of (to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, on the same basis as above) the Term Facility (b) any amendment to the Term Facility which would cause a reduction in the effective interest rate for, or weighted average yield of, the Term Facility; provided that no Repricing Transaction shall be deemed to have occurred if such transaction is in connection with a Change of Control.

“Required Lenders”: at least two Lenders who hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that (A) the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (B) any Lender and its Affiliates shall constitute a single Lender.

“Required Revolving Lenders”: Lenders with Revolving Commitments which aggregate greater than 50.0% of the Total Revolving Commitments, provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and L/C Exposure and Swingline Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and L/C Exposure and Swingline Loans) held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law”: as to any Person, (a) the Operating Documents of such Person, (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto) and (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any rules, regulations, interpretations, guidelines, or directives promulgated thereunder in each case of the foregoing clauses (a), (b) and (c), applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: as defined in Section 9.9(a).

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of such Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Revaluation Date”: with respect to any (a) Revolving Loan, each date a Eurodollar Loan denominated in an Alternative Currency is made and/or continued and (b) Letter of Credit, each of the following: (i) a date on or about the date on which the applicable Issuing Lender receives a request from the Borrower for the issuance of a Letter of Credit denominated in Euros or Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any Issuing Lender under any Letter of Credit denominated in Euros or Canadian Dollars, and (iv) during an Event of Default, such additional dates as the Administrative Agent or any Issuing Lender shall reasonably request.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the amount of any such obligation may be (a) changed from time to time pursuant to the terms hereof (including (i) in connection with assignments permitted hereunder, (ii) pursuant to Section 2.9 and (iii) in connection with Incremental Revolving Credit Commitments pursuant to Section 2.24), or (b) limited by restrictions on availability set forth herein (including in Section 2.4).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.10(b).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments, any Incremental Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment, an Incremental Revolving Credit Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: is the date occurring on the five-year anniversary of the Closing Date.

“S&P”: S&P Global Ratings, a division of S&P Global Inc.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as an Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), any Bank Services Provider (in its or their respective capacities as providers of Bank Services or FX Contracts), and any Qualified Counterparties.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) each Intellectual Property Security Agreement, (c) each Foreign Pledge Document, (d) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (e) each Pledge Supplement, (f) each Assumption Agreement, (g) each Mortgage, and (h) all financing statements, fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“SOFR”: means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Equity Contribution”: any cash equity contribution (or equivalent contribution) made to the Borrower in exchange for common stock of the Borrower; provided that (a) such cash equity contribution (or equivalent contribution) to the Borrower shall occur (x) after the Closing Date and (y) on or prior to the date that is 15 Business Days after the date on which financial statements are required to be delivered for a fiscal quarter (or fiscal year) pursuant to Section 6.1, (b) the Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (c) in each four fiscal quarter period, there shall exist at least two fiscal quarters in respect of which no Specified Equity Contribution shall have been made, (d) no more than five Specified Equity Contributions may be made during the term of this Agreement and (e) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Section 7.1(b) hereof, whether or not the financial covenant in Section 7.1(b) is required to be tested, and such amount shall be added to Consolidated EBITDA solely when calculating Consolidated EBITDA for purposes of determining compliance with Section 7.1(b).

“Specified Representations”: those representations and warranties made with respect to the U.S. Loan Parties by the Borrower in Section 4.3(a), Section 4.4, Section 4.5 (solely with respect to the Requirement of Law), Section 4.11, Section 4.14 (solely with respect to the Investment Company Act), Section 4.19, Section 4.20, and Section 4.24 (solely with respect to the use of proceeds of the Loans and Letters of Credit).

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of currencies or interest rates.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Loan Party or any of their respective Subsidiaries and evidencing Subordinated Indebtedness of such Loan Party or such Subsidiary.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations or the Guaranteed Obligations, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC”: as defined in Section 10.23.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000 (as such amount may be adjusted from time to time pursuant to the terms hereof).

“Swingline Lender”: BMO, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Parties”: as of the Closing Date and after giving effect to the Acquisition, the Targets and all Domestic Subsidiaries of the Targets.

“Targets”: Ventus Networks, LLC, a Connecticut limited liability company, Ventus Holdings, LLC, a Delaware limited liability company, Ventus IP Holdings, LLC, a Delaware limited liability company, Ventus Wireless Services, Inc., a Delaware corporation, Ventus Wireless CA, Inc., a California corporation, and VClipz, Inc., a Delaware corporation.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make one or more Term Loans, including Initial Term Loans, as set forth on Schedule 1.1A, as the same may be amended, restated, amended and restated or supplemented in accordance with Section 2.24.

“Term Commitment Increase”: as defined in Section 2.24(a).

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: any of the term loans made by the Lenders to the Borrower pursuant to Section 2.1 or Section 2.24, which shall include, for the avoidance of doubt, all Initial Term Loans and all Incremental Term Loans.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Loan Maturity Date”: is the date occurring on the seven-year anniversary of the Closing Date.

“Term Loan Note”: a promissory note in the form of Exhibit H-3, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which the amount of such Lender’s aggregate respective Term Commitments then constitutes of the aggregate Term Commitments of all of the Term Lenders at such time or, at any time from and after the Closing Date or any subsequent date or dates occurring after any Incremental Term Loans are made pursuant to and in accordance with the terms and provisions hereof, the percentage which the respective aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans of all of the Term Lenders then outstanding.

“Term SOFR”: means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.25 that is not Term SOFR.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments, Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.9 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $10,000,000, which Total L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. For the avoidance of doubt, the amount of the Total Revolving Commitments in effect as of the Closing Date is $35,000,000, subject to the availability limitations set forth herein, and the Total L/C Commitments, Alternative Currency Sublimit and the Swingline Commitment are sublimits of, and not in addition to, the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Trademark License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right to use any Trademark owned by a third party, including any such agreement referred to on Schedule 6 of the Guarantee and Collateral Agreement.

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the USPTO or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, and (b) the right to obtain all renewals thereof.

“Transactions”: collectively, (a) the Acquisition, (b) the execution and delivery of the Loan Documents on the Closing Date and the funding on the Closing Date of the Initial Term Loans and any other Loans hereunder, (c) the consummation of any other transactions in connection with any of the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“Unrestricted Cash”: as of any date of determination, the aggregate amount of all domestic cash and Cash Equivalents maintained in the United States on the consolidated balance sheet of the Borrower and its Subsidiaries that are not “restricted” for purposes of GAAP.

“USCRO”: the US Copyright Office.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USPTO”: the US Patent and Trademark Office.

“U.S. Special Resolution Regimes”: as defined in Section 10.23.

“U.S. Tax Compliance Certificate”: as defined in Section 2.18(f).

“Voting Stock”: as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) of such Person having ordinary voting power for the election of directors or similar governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Loan Party. “Withholding Agent”: any Loan Party and the Administrative Agent, as the context may require.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Working Capital”: with respect to the Borrower and its consolidated Subsidiaries for any period as of any determination date, the sum of (a) current assets of the Borrower and its consolidated Subsidiaries on such date minus (b) current liabilities of the Borrower and its consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement and each other Loan Document) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)           Notwithstanding any other provision contained herein, unless the Borrower has requested an amendment with respect to the treatment of operating leases and capital leases and until such amendment has become effective, all obligations of any Person that were or would have been treated as operating leases for public companies for purposes of GAAP prior to December 31, 2018 shall continue to be accounted for as operating leases for such purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases (on a prospective or retroactive basis or otherwise) to be treated as capital leases in the financial statements to be delivered pursuant to Section 6.1.

(d)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(e)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)             Whenever pursuant to this Agreement the Administrative Agent exercises any right given to it to approve or disapprove, or if any arrangement or term is to be satisfactory to, or determined by, Administrative Agent, the decision of Administrative Agent to approve or disapprove, to decide whether arrangements or terms are satisfactory or not satisfactory, or to determine any arrangement or term shall, except as expressly provided otherwise, be in the reasonable discretion of Administrative Agent.

1.3           Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)            Wherever in this Agreement in connection with the making, conversion, continuation or prepayment of a Eurodollar Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Eurodollar Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.4           Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C-Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5           Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Limited Condition Acquisition and any Incremental Term Loan or Incremental Revolving Credit Commitment that is to be used to finance such acquisition in accordance with this Section 1.5, then, the following provisions shall apply:

(a)            any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition (the “LCA Test Date”) and (ii) no Event of Default under any of Section 8.1(a) or 8.1(f) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);

(b)            any condition to such Limited Condition Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are similar to the Specified Representations and customary for similar “funds certain” financings and required by the lenders providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)            any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d)            except as provided in the last sentence of this clause (d), in connection with any subsequent calculation of any ratio or basket, and determining compliance therewith by the Borrower and its consolidated Subsidiaries, on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition (the “LCA Intervening Period”), any such ratio or basket shall be calculated (and compliance shall be determined) (i) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated, it being understood and agreed that the Borrower shall be required to satisfy the tests in both of clauses (i) and (ii) during any LCA Intervening Period. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower and its consolidated Subsidiaries are in compliance with the financial covenant set forth in Section 7.1 shall, in each case, be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

1.6           Divisions. For all purposes under the Loan Documents, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.7                Change of Currency.

      (a)                 Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

      (b)                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

      (c)                 Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.8                Amendment and Restatement of the Existing Credit Agreement.

      (a)                 The parties to this Agreement agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All loans made and obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date (after giving effect to any repayment or discharge occurring on the Closing Date) shall continue as Loans and Obligations (subject to the proviso at the end of such definition with respect to Excluded Swap Obligations) under (and shall be governed by the terms of) this Agreement and the other Loan Documents.

      (b)                 Without limiting the foregoing, upon the effectiveness hereof:

   (i)             all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Borrower,” the “Administrative Agent,” the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Borrower, the Administrative Agent, this Agreement and the Loan Documents, respectively;

   (ii)            Letters of Credit which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement;

   (iii)           all obligations constituting “Obligations” owed to any Lender or any Affiliate of any Lender which are outstanding on the Closing Date (after giving effect to any repayment or discharge occurring on the Closing Date) shall continue as Obligations under this Agreement and the other Loan Documents;

   (iv)           the Liens and security interests granted by any Loan Party pursuant to any Loan Document in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of the Secured Obligations (and all filings with any Governmental Authority in connection therewith) are in all respects continuing and in full force and effect with respect to all Secured Obligations;

   (v)           the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Revolving Extensions of Credit under and as defined in the Existing Credit Agreement as are necessary in the reasonable judgment of the Administrative Agent in order that each such Lender’s outstanding Revolving Credit Extensions hereunder as of the Closing Date reflect such Lender’s ratable share of the aggregate outstanding Revolving Credit Extensions on the Closing Date; and

   (vi)           each of the Loan Parties reaffirms the terms and conditions of the “Loan Documents” (as referred to and defined in the Existing Credit Agreement) executed by it, as modified and/or restated by the “Loan Documents” (as referred to and defined herein) to which it is a party as of the Closing Date, and acknowledges and agrees that each “Loan Document” (as referred to and defined in the Existing Credit Agreement) executed by it, as modified and/or restated by the “Loan Documents” (as referred to and defined herein) to which it is a party as of the Closing Date, remains in full force and effect and is hereby ratified, reaffirmed and confirmed, in each case, as of the Closing Date.

              (c)                The Loan Parties and the Administrative Agent agree and confirm that the Parallel Debt Agreement, dated on or about March 10, 2021 (the “Parallel Debt Agreement”), by and among the Loan Parties and the Administrative Agent, remains in full force and effect and confirm, for the avoidance of doubt, that this Agreement shall constitute (i) the “Credit Agreement” as defined in the Parallel Debt Agreement and (ii) a “Loan Document” as defined in the Parallel Debt Agreement.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1                Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender agrees to make an Initial Term Loan to the Borrower on the Closing Date in Dollars in an amount equal to the amount of the Initial Term Commitment of such Lender. Such Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11, and once repaid in accordance with the provisions hereof may not be reborrowed. All Initial Term Commitments shall terminate on November 1, 2021 if the Closing Date shall not have occurred prior to such date.

2.2                Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 12:00 P.M., Central time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make Initial Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of any such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Central time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Initial Term Loan or Initial Term Loans to be funded by such Lender on such Borrowing Date. The Administrative Agent shall distribute the proceeds of the Initial Term Loans in accordance with the Flow of Funds Agreement.

2.3                Repayment of Term Loans.

      (a)                Term Loans. The principal amount of the Initial Term Loans of the Initial Term Lenders will be subject to amortization in an amount equal to 1.00% per annum of the original aggregate principal amount of the Initial Term Loans, payable in equal quarterly installments on the last Business Day of each calendar quarter, beginning on June 30, 2022, with a final payment on the Term Loan Maturity Date of all remaining Initial Term Loan principal then outstanding. In respect of each calendar quarter indicated below, the Borrower shall pay to the Administrative Agent in Dollars the portion of the outstanding Initial Term Loan principal indicated below opposite of such calendar quarter, and the Administrative Agent shall distribute each such installment payment made by the Borrower to the Initial Term Lenders in accordance with the respective Initial Term Percentages of such Initial Term Lenders.

      (b)              Incremental Term Loans. The amortization of Incremental Term Loans shall be as agreed between the Borrower, the Administrative Agent and the Lenders funding such Incremental Term Loans, in each case, subject to the provisions of Section 2.24(g).

For the avoidance of doubt, to the extent not previously paid, all then outstanding Term Loans (including all then outstanding principal of any Initial Term Loans and any Incremental Term Loans) shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4                Revolving Commitments.

     (a)                 Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars or in one or more Alternative Currencies (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when added to the aggregate principal amount of any then outstanding Revolving Loans, any Swingline Loans, the aggregate undrawn amount of all then outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed (i) the amount of such Lender’s Revolving Commitment and (ii) to the extent any of the foregoing are denominated in Alternative Currencies, the Alternative Currency Sublimit. In addition, the amount of the Total Revolving Extensions of Credit outstanding after giving effect to any requested borrowing of Revolving Loans shall not exceed the Available Revolving Commitments then in effect. During the Revolving Commitment Period, the Borrower may use the Available Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that all Revolving Loans denominated in an Alternative Currency shall be Eurodollar Loans. Notwithstanding anything to the contrary contained herein, during the existence and continuation of an Event of Default, no Revolving Loan may be borrowed as, converted to or continued as a Eurodollar Loan.

     (b)                The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5                Procedure for Revolving Loan Borrowing. The Borrower may borrow up to the Available Revolving Commitments under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 12:00 P.M., Central time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Dollars, (b) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Alternative Currencies, or (c) on the date of the requested borrowing, in the case of ABR Loans), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Each borrowing of, conversion to or continuation of a Eurodollar Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount). Except as provided in Sections 3.5(b) and 2.7(b) each borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 2:00 P.M., Central time in the case of any Loan denominated in Dollars, and prior to the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6                Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only and shall be made only in Dollars. To the extent not otherwise required by the terms hereof to be repaid prior thereto, the Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7                Procedure for Swingline Borrowing; Refunding of Swingline Loans.

      (a)                Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., Central time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be made in whole multiples of $500,000. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than five (5) Business Days after the advance of such Swingline Loan.

      (b)                The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 3:00 P.M., Central time, and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 12:00 P.M., Central time, one Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

      (c)                 If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its reasonable discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

      (d)              Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

      (e)                 Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      (f)                  The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders, and the Borrower. After the resignation of the Swingline Lender hereunder, (i) the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans, and (ii) another Lender may be appointed as the new Swingline Lender hereunder so long as (A) each of the Borrower and the Administrative Agent agree in writing and in their reasonable discretion to such appointment and (B) the Borrower, the Administrative Agent and the applicable Lenders execute and deliver any such Swingline Loan Note and amendments to the Loan Documents as are reasonably deemed necessary by the Administrative Agent to give effect to such appointment.

2.8                Fees.

      (a)               Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a fee for the Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on the first Business Day of each calendar quarter occurring prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The average unused portion of the Total Revolving Commitments measured as of any date and for any period ending on such date (the “Average Unused Total Revolving Commitments” as of such date and for such period), for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments as of such date (as the same shall be reduced from time to time pursuant to Section 2.9), and (ii) the sum of (A) the average for such period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding as of such date, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans as of such date. For the avoidance of doubt, the amount of any Swingline Loans at any time outstanding during such period shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the Commitment Fee.

      (b)                Fee Letter Fees. The Borrower agrees to pay to the Administrative Agent and each Lender and/or their respective Affiliates, as applicable, the fees in the amounts and on the dates specified in the Fee Letter, and to perform any other obligations contained therein.

      (c)                Fees Nonrefundable. All fees payable under this Section 2.8 shall be fully earned on the date paid and nonrefundable.

2.9                Termination or Reduction of Total Revolving Commitments; Total L/C Commitments.

      (a)                Termination or Reduction of Total Revolving Commitments. The Borrower shall have the right, upon not less than five Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or from time to time to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof (or if less, not less than an amount equal to the remaining outstanding Total Revolving Extensions of Credit), and shall reduce permanently the Total Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Total Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its respective Revolving Percentage. All fees accrued until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Total Revolving Commitment delivered in connection with any refinancing of all of the Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met. The Total Revolving Commitments shall automatically terminate on November 1, 2021 if the Closing Date shall not have occurred prior to such date.

      (b)                Termination or Reduction of Total L/C Commitments. The Borrower shall have the right, upon not less than five Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the Borrower or, from time to time, to reduce the amount of the Total L/C Commitments available to the Borrower; provided that, in any such case, no such termination or reduction of the Total L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $2,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Total L/C Commitments then in effect. Any reduction of the Total L/C Commitments shall be applied to the L/C Commitments of each Lender according to its respective L/C Percentage. All fees accrued until the effective date of any termination of the Total L/C Commitments shall be paid on the effective date of such termination. The Total L/C Commitments shall automatically terminate on November 1, 2021 if the Closing Date shall not have occurred prior to such date.

2.10             Loan Prepayments.

      (a)                 Optional Prepayments Generally. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, (except as provided in the third proviso below) without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 P.M., Central time, (i) three Business Days prior thereto, in the case of Eurodollar Loans denominated in Dollars, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior thereto, in the case of Eurodollar Loans denominated in Alternative Currencies, or (iii) on the date thereof, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19; provided  further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or in connection with the consummation of a specified transaction, such notice of prepayment may be revoked if the financing or specified transaction is not consummated; and provided  further that if all or any portion of the Term Facility is subject to a Repricing Transaction within 180 days of the Closing Date, a prepayment premium equal to 1% of the principal amount subject thereto shall be payable at the time of such prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.10(a) shall be applied to the prepayment of installments due in respect of the Term Loans in inverse order of maturity and in accordance with Section 2.3 and 2.16(b).

      (b)                Revolving Excess; Alternative Currency No Longer Eligible Currency.

   (i)             If for any reason Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect (a “Revolving Excess”), the Borrower shall promptly prepay Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Exposure of the Issuing Lenders in an aggregate amount equal to such Revolving Excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Exposure of the Issuing Lenders pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Loans and Swingline Loans such Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect.

   (ii)            If for any reason Total Revolving Extensions of Credit denominated in Alternative Currencies at any time exceeds the Alternative Currency Sublimit then in effect (a “Alternative Currency Excess”), the Borrower shall promptly prepay Revolving Loans denominated in Alternative Currencies in an aggregate amount equal to such Alternative Currency Excess.

   (iii)           If any Alternative Currency ceases to be an Eligible Currency as a result of any Disqualifying Event, within five Business Days after receipt of notice from the Administrative Agent of such Disqualifying Event, the Borrower shall repay all Revolving Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Revolving Loans in Dollars, subject to the other terms contained herein.

      (c)                 Dispositions. If the Borrower or any of its Subsidiaries makes any Disposition or series of related Dispositions pursuant to Section 7.5(h), (l) or (t) which results in the realization or receipt by any Group Member of Net Cash Proceeds in an aggregate amount for all such transactions in excess of the greater of $7,500,000 and 7.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 (such amount being the “Excess Net Cash Proceeds”), then (x) the Borrower shall promptly, and in any event not later than five Business Days after receipt of such Net Cash Proceeds, notify the Administrative Agent of such Disposition (including the amount of Net Cash Proceeds to be received thereof) and (y) promptly upon receipt by such Group Member of such Net Cash Proceeds of such Disposition, the Borrower shall apply an aggregate amount equal to 100% of the Excess Net Cash Proceeds, less any amount that such Group Member plans to reinvest as permitted pursuant to the subsequent sentence, to prepay the Term Loans and the installments thereof on a pro rata basis. With respect to any Excess Net Cash Proceeds received with respect to any such Disposition, at the option of the Borrower, upon notice to the Administrative Agent, any Group Member may reinvest all or any portion of such Excess Net Cash Proceeds in assets used or useful for its business within 12 months following the receipt thereof (or within 18 months if by the end of the initial 12 month period the Borrower has entered into a legally binding commitment to invest such Excess Net Cash Proceeds in assets used or useful for its business); provided that, if any Excess Net Cash Proceeds (i) are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Excess Net Cash Proceeds shall be applied within five Business Days after the Borrower reasonably determines that such Excess Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of installments due in respect of the Term Loans on a pro rata basis and in accordance with Section 2.3 and 2.16(b) and (ii) are received by a Loan Party in respect of a Disposition of Collateral, if a reinvestment election is made, such Excess Net Cash Proceeds must be reinvested in assets constituting Collateral owned by a Loan Party, as applicable.

      (d)                Limitations on Repatriation. Notwithstanding any other provisions of this Section 2.10, (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(c) (a “Foreign Disposition”) are prohibited, delayed or restricted by (I) applicable local law or (II) the material constituent documents of any Subsidiary, in any case, from being repatriated to the Borrower, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.10(c) but may be retained by the applicable Subsidiary so long, but only so long, as (x) the applicable local law will not permit repatriation to the Borrower (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation) or (y) the material constituent documents of the applicable Subsidiary (including as a result of minority ownership) will not permit repatriation to the Borrower, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or applicable material constituent documents, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against pursuant to applicable local law and not, for the avoidance of doubt, U.S. law, as a result thereof) to the repayment of the Term Loans pursuant to Section 2.10(c) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition attributable to Foreign Subsidiaries would have an adverse tax consequence (other than a de minimis amount) (as determined in good faith by the Borrower) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.10(c) but may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such adverse tax consequences (at which time the Borrower shall make a payment to repay the Term Loans to the extent provided herein).

      (e)                Indebtedness. If the Borrower or any of its Subsidiaries incurs any Indebtedness, other than Indebtedness permitted under Section 7.2, which results in the realization or receipt by any Group Member of Net Cash Proceeds, then (i) the Borrower shall promptly, and in any event not later than five Business Days after receipt of the Net Cash Proceeds, notify the Administrative Agent of the same (including the amount of Net Cash Proceeds to be received) and (ii) promptly upon receipt by such Group Member of such Net Cash Proceeds, the Borrower shall apply an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds to the prepayment of installments due in respect of the Term Loans on a pro rata basis and in accordance with Section 2.3 and 2.16(b).

      (f)                 Excess Cash Flow. Until the Term Loan Maturity Date, as the case may be, commencing with the fiscal year ending September 30, 2022, the Borrowers shall, within 90 days after the end of each fiscal year of the Borrower, prepay the Term Loans on a pro rata basis, until the Terms Loans have been repaid in full in an amount equal to (i) 50% of Excess Cash Flow for the immediately preceding fiscal year if the Consolidated Secured Leverage Ratio as determined on the last day of such fiscal year, for the period of four fiscal quarters then ending, was greater than or equal to 3.25 to 1.00, (ii) 25% of Excess Cash Flow for the immediately preceding fiscal year if the Consolidated Secured Leverage Ratio as determined on the last day of such fiscal year, for the period of four fiscal quarters then ending, was less than 3.25 to 1.00, but greater than or equal to 2.75 to 1.00 and (iii) 0% of Excess Cash Flow for the immediately preceding fiscal year if the Consolidated Secured Leverage Ratio as determined on the last day of such fiscal year, for the period of four fiscal quarters then ending, was less than 2.75 to 1.00 minus, (without duplication for amounts deducted in the calculation of Excess Cash Flow) on a dollar-for-dollar basis, aggregate principal amount of all voluntary prepayments of Loans (and in the case of any Revolving Loans, a corresponding commitment reduction) and other Indebtedness secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Term Loans during such fiscal year or, without duplication, after the end of such fiscal year but prior to the time such Excess Cash Flow payment is due; provided, in no event shall the Excess Cash Flow payment be less than zero (0) and, such prepayment of Term Loans shall only be required to the extent the required Excess Cash Flow prepayment is greater than the greater of $5,000,000 or 5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 (and only the amounts in excess of such threshold shall be required to be applied to prepay the Term Loans pursuant to this Section 2.10(f)). Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Responsible Officer of the Company certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent. Each Excess Cash Flow prepayment will be applied to the prepayment of installments due in respect of the Term Loans on a pro rata basis and in accordance with Section 2.3 and 2.16(b).

2.11              Conversion and Continuation Options.

      (a)                The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 12:00 P.M., Central time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.15, the Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice (which notice shall specify the length of the initial Interest Period therefor) in a Notice of Conversion/Continuation of such election no later than 12:00 P.M., Central time, (i) three Business Days prior to the date of the requested conversion, in the case of Eurodollar Loans denominated in Dollars, and (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the date of the requested conversion, in the case of Eurodollar Loans denominated in Alternative Currencies; provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

      (b)                Subject to Section 2.15, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent by no later than 12:00 P.M., Central time, (i) three Business Days prior to the date of the requested continuation, in the case of Eurodollar Loans denominated in Dollars, and (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the date of the requested continuation, in the case of Eurodollar Loans denominated in Alternative Currencies, and provided that such notice is otherwise in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and specifies the length of the next Interest Period to be applicable to such Loans; provided further that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period and any or all of the then outstanding Eurodollar Loans denominated in an Alternative Currency shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12             Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.13             Interest Rates and Payment Dates.

      (a)                Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

      (b)               Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

      (c)                If requested by Required Lenders in writing during the continuance of an Event of Default, all outstanding Loans and other amounts hereunder shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”), provided that for any Eurodollar Loan denominated in an Alternative Currency that is not redenominated into Dollars at the end of the applicable Interest Period, the Default Rate for such Loans shall be a rate per annum equal to the sum of (i) the Applicable Margin for Eurodollar Loans plus (ii) two percent (2%) plus (iii) the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may determine) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurodollar Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period); provided further that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender notice thereof upon the occurrence of any Event of Default arising under Section 8.1(a) or Section 8.1(f); and provided further, that the Default Rate shall be automatically suspended when any Event of Default is waived.

      (d)                Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.13(c) shall be payable from time to time on demand.

2.14              Computation of Interest and Fees.

      (a)                Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (or, in the case of Eurodollar Loans denominated in Alternative Currencies as to which market practice differs, in accordance with market practice), except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate (or, as applicable, on the basis of the Eurodollar Rate), the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate (and, as applicable, of the determination of the Eurodollar Rate applicable to such ABR Loan). Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

      (b)               Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.15              Inability to Determine Interest Rate.

      (a)                If prior to the first day of any Interest Period (or, as applicable, on any day on which an ABR Loan bearing interest determined by reference to the Eurodollar Rate, is outstanding), the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan, a request for an ABR Loan to bear interest with reference to the Eurodollar Rate, or a conversion to or a continuation of either of the foregoing that, by reason of circumstances affecting the relevant market, (i) Dollar or Alternative Currency, as applicable, deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (ii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (iii) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (i), (ii) or (iii), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any such requested ABR Loans which were to have utilized the Eurodollar Rate component in determining the ABR shall not utilize a Eurodollar Rate component in determining the ABR applicable to such requested ABR Loan, (iii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iv) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans, and the utilization of the Eurodollar Rate component in determining ABR shall be suspended.

2.16              Pro Rata Treatment and Payments.

      (a)                Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

      (b)                Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.

      (c)                Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

      (d)                All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 P.M., Central time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office or, if such payment is to be made in an Alternative Currency, no later than the Applicable Time to such office as the Administrative Agent has previously specified in a notice to the Borrower for such currency, in each case for the benefit of the Lender(s) or L/C Issuer entitled thereto; provided that payments in an Alternative Currency shall be made in a jurisdiction located in the European Union or a former member of the European Union that is customary for settlement of such currency. All such payments shall be made (i) in Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 2:00 P.M. Central time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

      (e)                Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate, and (B) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and with respect to any Alternative Currency, as is current market practice in such currency, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

      (f)                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and with respect to any Alternative Currency, as is current market practice in such currency. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

      (g)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

      (h)                The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iv) to fund its respective Swingline Participation Amount of any Swingline Loan, and (v) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

      (i)                 Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      (j)                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

      (k)               If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.16(k) shall be required to implement the terms of this Section 2.16(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.16(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.16(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply unless such assignment is consented to by the Required Lenders). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

      (l)                 Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or any Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.17              Illegality; Requirements of Law.

      (a)                Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Loans whose interest is determined with reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended; provided that such Lender shall make and continue ABR Loans in a manner consistent with the terms hereof, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest on which ABR Loans of such Lender shall, if necessary to avoid the illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest based upon the Eurodollar Rate, the Administrative Agent shall, during the period of such suspension, compute the ABR applicable to such Lender without reference to the Eurodollar Rate component of the ABR until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest based on the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

      (b)                Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by a Governmental Authority having jurisdiction or the making or issuance of any request, rule, guidance or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

   (i)            shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

   (ii)           shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

   (iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient (which request shall include an explanation of the basis for such request), the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

      (c)                If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, upon the request of such Lender (which request shall include an explanation of the basis for such request) the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

      (d)                For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

      (e)                A reasonably detailed written certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt of such certificate. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.17, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs and reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.17 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.18              Taxes. For purposes of this Section 2.18, the term “Lender” includes each Issuing Lender and the term “applicable law” includes FATCA.

      (a)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.18. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

      (b)                Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

      (c)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (d)                Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. For avoidance of doubt, if any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

      (e)                Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

      (f)                 Status of Lenders.

   (i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

   (ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

    (A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

    (B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

     (1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

     (2)           copies of executed originals of IRS Form W-8ECI;

     (3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

     (4)           to the extent a Foreign Lender is not the beneficial owner, copies of executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

    (C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

    (D)            if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

   (iii)           Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

      (g)                Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

      (h)                Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the Discharge of Obligations.

2.19             Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.20             Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17(a), Section 2.17(b), Section 2.17(c), Section 2.18(a), Section 2.18(b) or Section 2.18(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17(a), Section 2.17(b), Section 2.17(c), Section 2.18(a), Section 2.18(b) or Section 2.18(d). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.21             Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (d) below being referred to as an “Affected Lender” hereunder):

      (a)                 a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.18 or of increased costs pursuant to Section 2.17 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20 or is a Non-Consenting Lender);

      (b)                a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent;

      (c)                 notice from the Administrative Agent that a Lender is a Defaulting Lender; or

      (d)                notice from a Lender that a Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain, or fund Loans whose interest is determined with reference to the Eurodollar Rate (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20);

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.19 that result from the acquisition of any Affected Lender’s Loan and/or Commitments (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.21 shall be required to assign and delegate, without recourse, all of its interests, rights other than its existing rights to payments pursuant to Section 2.17 and Section 2.18 and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.19 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.21, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.21, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.22              Defaulting Lenders.

      (a)                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

   (i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

   (ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, any Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)              Certain Fees.

    (A)              No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.8(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

    (B)               Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

    (C)               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Lender the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee, as applicable.

(iv)               Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit plus the aggregate amount of that Lender’s Revolving Percentage of then outstanding Swingline Loans that have not been converted into Revolving Loans, and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.10.

      (b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.22(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)                 New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)                Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.

2.23          Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.24          Incremental Loans and Commitments.

(a)                  Incremental Loans and Commitments. At any time during the period commencing on the Closing Date and ending on the Business Day prior to the Term Loan Maturity Date, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (d) below, upon notice to the Administrative Agent, the Borrower may, from time to time, request (i) an increase in the aggregate principal amount of the Term Loans then outstanding (each, a “Term Commitment Increase”), (ii) the addition of one or more new term loan facilities (which may take the form of a “term loan B” facility) (any Term Loan under clauses (i) and (ii), an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) from one or more existing Lenders and/or from other Eligible Assignees reasonably acceptable to the Administrative Agent and the Borrower and (iii) new revolving credit commitments under this Agreement on the terms set forth in this Section 2.24 (each, an “Incremental Revolving Credit Commitment” and, the Loans thereunder, the “Incremental Revolving Loans” and together with the Incremental Term Loans, the “Incremental Loans”). The aggregate original principal amount for all such Incremental Term Loans, together with any Incremental Revolving Credit Commitments established at any time, shall not exceed the Incremental Cap. Any Incremental Term Loan or Incremental Revolving Credit Commitment shall be in a minimum amount of $5,000,000 (or such lower amount that represents all remaining Incremental Term Loan and Incremental Revolving Credit Commitment availability under this Section 2.24(a)) and integral multiples of $1,000,000 in excess thereof (or such lower amount that represents all remaining Incremental Term Loan and Incremental Revolving Credit Commitment availability under this Section 2.24(a)).

(b)                 Lender Election to Increase; Prospective Lenders. No Lender shall be obligated to participate in any Incremental Term Loan or Incremental Revolving Credit Commitment. The Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” to become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent in connection with the proposed Incremental Term Loan and, if applicable, the proposed Incremental Revolving Credit Commitment (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any such Incremental Term Loan shall not require the consent of any other Lender (including any other “Lender” that is joining this Agreement) to provide all or part of such Incremental Term Loan).

(c)                  Effective Date and Allocations. If an Incremental Term Loan or Incremental Revolving Credit Commitment is to be made or established in accordance with this Section 2.24, the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment among the Lenders.

(d)             Conditions Precedent. Each of the following shall be the only conditions precedent to the making of an Incremental Term Loan and establishment of any Incremental Revolving Credit Commitment:

(i)                 The Borrower shall deliver to the Administrative Agent a certificate of the Borrower, dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower and certifying the attachment of the resolutions adopted by each Loan Party, if any, approving or consenting to such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment or, as applicable, the guaranty of the Obligations of the Borrower in respect thereof.

(ii)                Each of the conditions precedent set forth in Sections 5.2(a) - (c) shall be satisfied (subject to Section 1.5 with respect to a Limited Condition Acquisition).

(iii)               The Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent (including by delivery of the Compliance Certificate contemplated by clause (iv) immediately below) that the Incremental Cap would not be exceeded (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, as set forth in the Pro Forma Financial Statements), but giving effect, on a pro forma basis, to the requested Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment (as if such requested Incremental Term Loan had been made on such day and assuming the full amount available under any Incremental Revolving Credit Commitment is drawn and excluding the cash proceeds of any such Incremental Term Loans or Incremental Revolving Credit Commitments).

(iv)              The Borrower shall have delivered to the Administrative Agent a Compliance Certificate certifying as to compliance with the requirements of clauses (ii) and (iii) above, together with all reasonably detailed calculations evidencing compliance with clause (iii) above.

(v)               The Borrower shall (x) deliver to any Lender providing any portion of any such newly requested Incremental Term Loan or Incremental Revolving Credit Commitment any new or replacement Notes requested by such Lender, and (y) have executed any amendments to this Agreement and the other Loan Documents as may be reasonably required by the Administrative Agent to effectuate the provisions of this Section 2.24, including, if applicable, any amendment that may be necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC or other applicable law to secure the Obligations in respect of such Incremental Term Loans and, if applicable, Incremental Revolving Credit Commitments.

(vi)              The Borrower shall have paid to the Administrative Agent any fees (including any upfront fees) required to be paid pursuant to the terms of any fee letter in connection with such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment and shall have paid to any Lender any fees required to be paid to such Lender in connection with such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment.

(vii)             Solely in connection with any such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment that is being requested by the Borrower for the sole purpose of financing the consideration payable by the Borrower in connection with a Permitted Acquisition undertaken from and after the Closing Date, the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that such acquisition is a Permitted Acquisition.

(viii)            If any such Incremental Term Loan is to be secured by a Lien on Collateral ranking junior to any Lien securing the Obligations, an intercreditor agreement in the form reasonably satisfactory to the Administrative Agent.

(e)             Distribution of Revised Commitments Schedule. The Administrative Agent shall promptly distribute to the parties an amended Schedule 1.1A (which shall be deemed incorporated into this Agreement), to reflect the addition of any new Lenders that have provided a portion of any such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment, and the respective Term Percentages of the Term Lenders resulting therefrom and Revolving Percentages of the Revolving Lenders resulting therefrom.

(f)              Conflicting Provisions. This Section shall supersede any provisions in Section 2.16 or Section 10.1 to the contrary.

(g)            Incremental Loans as Loans. Subject to the provisions of clause (h) of this Section 2.24, any Incremental Term Loans provided pursuant to a Term Commitment Increase shall, for purposes of principal repayment and interest, be treated substantially the same as the Initial Term Loans funded on the Closing Date, and shall be made on the same terms (including with respect to pricing, and maturity date) as the Initial Term Loans. Any Incremental Revolving Credit Commitments and Incremental Revolving Loans shall, for purposes of principal repayment and interest, be treated the same as the Revolving Commitments and Revolving Loans on the Closing Date, and shall be made on the same terms (including with respect to pricing, commitment fees and maturity date) as the Revolving Loans and the Revolving Commitments in effect on the Closing Date.

(h)             Terms of Incremental Loans. The Incremental Term Loans provided pursuant to a Term Commitment Increase shall, for purposes of prepayments, be treated substantially the same as any previously funded Term Loans and shall have the same terms as such previously funded Term Loans, except for terms not more restrictive to the Borrower and its Subsidiaries, as may be mutually agreed among the Borrower and the Lenders providing such Incremental Term Loans; provided that, in any case, (x) no Incremental Term Loan shall have a final maturity date that is earlier than the Term Loan Maturity Date, (y) the amortization schedule relating to any Incremental Term Loan provided pursuant to a Term Commitment Increase shall not have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any previously funded Term Loan, and (z) to the extent the initial yield (including any original issue discount or similar yield-related discounts, deductions or payments but excluding any customary arrangement or commitment fees payable to the Administrative Agent) applicable to any Incremental Term Loan secured by any Lien on the Collateral ranking pari passu with any Lien securing the Obligations is higher than the initial yield applicable to Term Loans funded on the Closing Date (without giving effect to the application of any Default Rate), by more than 0.50%, the Borrower shall enter into an amendment to this Agreement to increase the Applicable Margin applicable to such Term Loans other than such Incremental Term Loan, to the extent necessary so that the Applicable Margin on such Incremental Term Loan is no more than 0.50% greater than the applicable margin related to such previously funded Term Loans (the “MFN Protection”).

2.25          Effect of Benchmark Transition Event.

(a)             The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, this Section 2.25 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to this Section 2.25, of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to this Section 2.25, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to this Section 2.25, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(b)             Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)             Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)             In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)             The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.

(f)              Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 3
LETTERS OF CREDIT

3.1            L/C Commitment.

(a)             Subject to the terms and conditions hereof, each Issuing Lender agrees to issue letters of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, either the L/C Exposure would exceed the Total L/C Commitments or the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, Euros or Canadian Dollars, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by any Issuing Lender to any Person under this Agreement.

(b)             No Issuing Lender shall at any time be obligated to issue any Letter of Credit if:

(i)                such issuance would conflict with, or cause such Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)                any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to such Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(iii)              such Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv)              any requested Letter of Credit is not in form and substance acceptable to such Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of such Issuing Lender;

(v)              such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)              except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial face amount less than the Dollar Equivalent of $100,000; or

(vii)             any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2            Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the applicable Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the applicable Issuing Lender, and such other certificates, documents and other papers and information as the applicable Issuing Lender may request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Lender and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance (or amendment, renewal or extension) of each Letter of Credit (including the amount thereof).

3.3            Fees and Other Charges.

(a)             The Borrower agrees to pay, in Dollars, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a fronting fee of 0.125% per annum on the Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit to the applicable Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), (ii) a letter of credit fee equal to the Applicable Margin relating to Letters of Credit multiplied by the Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), and (iii) each Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). The Issuing Lender Fees shall be paid when required by the applicable Issuing Lender, and the Letter of Credit Fronting Fee and the Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit. All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)             In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender, in Dollars, for the Dollar Equivalent of such customary and documented costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)             The Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as such Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)             Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, in accordance with Section 2.21(a)(iii)(C).

(e)             All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

3.4           L/C Participations. Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Lender agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5            Reimbursement.

(a)             If any Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, such Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to such Issuing Lender an amount equal to the Dollar Equivalent of the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if such Issuing Lender issues such notice before 12:00 P.M. Central time on the date of such L/C Disbursement, or (ii) on the second following Business Day if such Issuing Lender issues such notice at or after 12:00 P.M. Central time on the date of such L/C Disbursement. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)            If any Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, such Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to such Issuing Lender upon demand in Dollars at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the Dollar Amount of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse such Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of the Dollar Equivalent of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that such Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6            Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit, or (b) the failure of any Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of such Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and the Dollar, Canadian Dollar, or Euro, as applicable, amount thereof. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8            Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9            Interim Interest. If any Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of such Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.13(c) shall be applicable to any such amounts not paid when due.

3.10         Cash Collateral.

(a)             Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Lender (i) if such Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, promptly Cash Collateralize the then effective L/C Exposure in an amount equal to 103% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one Business Day following the request of the Administrative Agent or the applicable Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the Fronting Exposure relating to Letters of Credit (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 103% of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)             Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.22 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)             Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.22, the Person providing such Cash Collateral and the Issuing Lenders may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents or any applicable Bank Services Agreement or FX Contract.

3.11          Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender or Lenders, as applicable, designate one or more additional Lenders to act as a Letter of Credit issuing bank under the terms of this Agreement. Any Lender designated as a Letter of Credit issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lenders and such Lender.

3.12          Resignation of the Issuing Lender. Any Issuing Lender may resign at any time by giving at least 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as an Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13          Applicability of ISP. Unless otherwise expressly agreed by any Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

3.14          Notices. Each Issuing Lender shall furnish to the Administrative Agent, from time to time, within a reasonable time after written request by the Administrative Agent, a summary report on the status of the Letters of Credit issued by such Issuing Lender, including the outstanding amount of each such Letter of Credit, since the date of the most recent notice delivered pursuant to this Section 3.14, any amendment to or increase or decrease in the outstanding amount of any Letters of Credit issued by such Issuing Lender, any Letters of Credit issued by such Issuing Lender since the date of the most recent notice delivered pursuant to this Section 3.14 and such other information as may be reasonably requested by the Administrative Agent.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make any requested Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender, as to itself, each of its Subsidiaries, as applicable, that:

4.1            Financial Condition.

(a)             The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred as of the last day of the fiscal quarter of the Borrower ended June 30, 2021) to the consummation of the Transactions. The Pro Forma Financial Statements have been prepared in good faith based on information available to the Borrower as of the date thereof, and present fairly in all material respects on a Pro Forma Basis the estimated and projected consolidated financial position of Borrower and its Subsidiaries as of June 30, 2021, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)            The Annual Financial Statements of the Borrower reported on by and accompanied by an unqualified report from Grant Thornton LLP and of the Target Parties reported on by and accompanied by an unqualified report from Reynolds + Rowella, LLP present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries or the Targets and their Subsidiaries as at such date (other than any qualifications as may be required as a result of (x) an actual or prospective default or event of default with respect to a financial covenant under this Agreement and the definitive documentation governing any material Indebtedness (including the financial covenant set forth in Section 7.1) or (y) the impending maturity of any material Indebtedness), and the consolidated results of its operations and consolidated cash flows for the respective fiscal year then ended. The Interim Financial Statements of the Borrower and its Subsidiaries present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto and all financial statements delivered by the Borrower to the Administrative Agent pursuant to Section 6.1 have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). None of any Group Member had, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or Foreign Currency swap or exchange transaction or other obligation in respect of derivatives, that, to the extent required to be shown in accordance with GAAP, are not reflected in the most recent financial statements referred to in this paragraph, other than certain liabilities of the Target Loan Parties for which indemnification is specifically provided for under the Acquisition Agreement or has been reflected as a reduction in purchase price under the Acquisition Agreement.

4.2           No Change. Since June 30, 2021, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, (b) has the power and authority, and the legal right, to own and operate its material property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest could not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4           Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) the filings referred to in Section 4.19, and (ii) any approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document constitutes or, upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

4.5            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, consummation of the Transactions, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Operating Document of any Loan Party or any material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6            Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the Transactions contemplated hereby or thereby, or (b) except as specifically described in Schedule 4.6, that could reasonably be expected to have a Material Adverse Effect. There has been no adverse change in the status or financial effect on any Group Member of the matters described in Schedule 4.6.

4.7           No Default. No Group Member is in default beyond applicable notice and cure periods under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8           Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7. Other than as set forth in Schedule 4.8, no Loan Party owns any fee interest in real estate as of the date hereof. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9            Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any such Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, there are no claims pending or threatened in writing to such effect.

4.10          Taxes. Each Group Member has filed or caused to be filed all Federal, state and other tax returns and reports that are required to be filed by it and has paid all federal, state, and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No material tax Lien has been filed against any Group Member (other than Liens permitted by Section 7.3(a)), and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge, as of the date hereof.

4.11          Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12         Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13         ERISA. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)                each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have materially performed all their obligations under each Pension Plan;

(ii)               no ERISA Event has occurred;

(iii)              each Loan Party and each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(iv)              as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(v)              [Intentionally Omitted];

(vi)              the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereunder will not, to the knowledge of the Loan Parties, involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code; and

(b)            (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA of one or more Benefit Plans, provided, that no Loan Party makes any representation as to any assets received by any Loan Party from any Lender pursuant to the Loans, the Letters of Credit or the Commitments; and (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA

4.14          Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15          Subsidiaries. As of the date hereof, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of the Borrower, except as may be created by the Loan Documents and except as are disclosed on Schedule 4.15.

4.16          Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans shall be used (a) on the Closing Date, to (i) finance the Acquisition and (ii) repay all obligations under the Existing Credit Agreement, (b) to finance Permitted Acquisitions from and after the Closing Date, (c) to pay related fees and expenses in connection with each of the foregoing, and (d) for general corporate purposes. All or a portion of the proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit, shall be used for general corporate purposes.

4.17          Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)             Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute or have constituted a violation of any Environmental Law;

(b)             no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);

(c)             no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)             no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)              there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)              the Properties and all operations of the Group Members at the Properties are in compliance in all material respects, and have in the last five years been in compliance in all material respects, with all applicable Environmental Laws, and except as disclosed on Schedule 4.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)             no Group Member has assumed any liability of any other Person (other than any other Group Member) under Environmental Laws.

4.18         Accuracy of Information, Etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19          Security Documents. Subject to the terms of Sections 5.1 and 5.3, the Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock, if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and, in the case of the other Collateral constituting personal property described in the Security Documents, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

4.20         Solvency. The Borrower and its consolidated Subsidiaries, taken as a whole, are, and immediately after giving effect to, as applicable, the consummation of the Transactions and the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith and therewith, will be Solvent.

4.21         [Intentionally Omitted].

4.22          Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received written notice of violation or cancellation thereof, and there exists no default beyond applicable notice and cure periods under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies, insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.23          No Casualty. No Loan Party has received any written notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.24         OFAC. No Loan Party, nor, to the knowledge of any Responsible Officer of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) to the knowledge of any Loan Party, is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Lead Arranger, the Administrative Agent, any Issuing Lender or the Swingline Lender) of Sanctions.

4.25         Anti-Corruption Laws. Since January 1, 2012, the Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.26          EEA Financial Institution. No Loan Party is an EEA Financial Institution or a Covered Entity.

4.27         Beneficial Ownership Certification. To the extent delivered, the information included in the Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.

4.28         Brokers. Except as disclosed on Schedule 4.28, no broker or finder brought about the obtaining, making or closing of the Transactions, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 5
CONDITIONS PRECEDENT

5.1                  Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender to make its extension of credit hereunder on the Closing Date shall be subject to the satisfaction or waiver, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a)                   This Agreement. To the extent requested, each Lender shall have received Notes to evidence such Lender’s Loans, and the Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent, this Agreement and each of the other Loan Documents, executed and delivered by the Borrower and the Loan Parties party thereto;

(b)                  [Reserved].

(c)                   Secretary’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, managing member or equivalent officer of such Person with appropriate insertions and attachments, including (i) the Operating Documents of such Person (and, for the avoidance of doubt, the certificate of incorporation (or equivalent) of the applicable Person shall be certified by the Governmental Authority of the respective jurisdiction in which such Person is organized), (ii) in the case of each Loan Party, the relevant board resolutions or written consents adopted by the such Loan Party for purposes of authorizing the such Loan Party to enter into and perform the Loan Documents, (iii) the names, titles, incumbency and signature specimens of those representatives of such Person who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Person and (iv) a good standing certificate for such Person certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization.

(d)             Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that the conditions set forth in clauses (j) and (m) of this Section 5.1 and clauses (a) and (d) of Section 5.2 have been satisfied.

(e)             Collateral Matters.

(i)                 Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each jurisdiction where any Loan Party was formed or organized, and such searches shall reveal no liens on any of the assets of such Person except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date (which liens shall be discharged pursuant to documentation reasonably satisfactory to the Administrative Agent).

(ii)               Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this clause (e) and Section 5.3, to the extent required to be delivered pursuant to the Guarantee and Collateral Agreement, the Administrative Agent shall have received original versions of (A) any certificates representing equity interests (that do not constitute Excluded Assets), together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the applicable Loan Party, and (B) each promissory note (if any) (that does not constitute an Excluded Asset), endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the applicable Loan Party.

(iii)              Filings, Registrations, Recordings, Agreements, Etc. To the extent not having been made prior to the Closing Date or, as applicable, delivered to the Administrative Agent prior to the Closing Date, each document (including any UCC financing statements or filings of any Intellectual Property Security Agreements) required by the Loan Documents or under applicable law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) a perfected Lien on any Collateral (and not Excluded Assets) as of the Closing Date, prior and superior in right and priority to any Lien in such Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

Notwithstanding the foregoing or anything to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, filings of any Intellectual Property Security Agreements or the possession of stock certificates of any Domestic Subsidiary (to the extent, with respect to the Target Parties, such stock certificates are received from the Targets on or prior to the Closing Date)) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrower’s use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interests or deliverable shall not constitute a condition precedent to the obligation of each Lender to make its extension of credit on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower (but in any event no earlier than 90 days after Closing Date or such longer period as may be agreed by the Administrative Agent in its reasonable discretion).

(f)             [Reserved.]

(g)            Insurance. Subject to Section 5.3 and the last paragraph of clause (e) above, the Administrative Agent shall have received, after giving effect to the consummation of the Transactions and to the extent not having been delivered to the Administrative Agent previously, insurance certificates (and related insurance endorsements) satisfying the requirements of Section 6.5 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement.

(h)            Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Fee Letter, to the extent invoiced at least three (3) business days prior to the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.

(i)              Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Faegre Drinker Biddle & Reath LLP, as counsel for the Borrower, and together with opinions from local counsel in the State of Utah.

(j)              Consummation of Acquisition. Substantially concurrently with the funding of the Initial Term Loans, the Acquisition shall be consummated, in all material respects, in accordance with the terms of the Acquisition Agreement.

(k)             Borrowing Notices. The Administrative Agent shall have received, (i) in respect of the Initial Term Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2, and (ii) in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.

(l)              Closing Date Solvency Certificate. The Administrative Agent shall have received a Closing Date Solvency Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit C.

(m)            No Material Adverse Effect. There shall not have occurred and be continuing since June 30, 2021 any event or condition that has had or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)            Patriot Act, etc. The Administrative Agent and each Lender shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, in each case to the extent requested of the Borrower at least fifteen (15) Business Days prior to the Closing Date.

(o)             Beneficial Ownership Certification. At least three (3) Business Days prior to the Closing Date, the Borrower, if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to each Lender a Beneficial Ownership Certification in relation to Borrower, to the extent requested of the Borrower at least fifteen (15) Business Days prior to the Closing Date.

(p)             Financial Statements. The Administrative Agent shall have received the Annual Financial Statements, Interim Financial Statements and Pro Forma Financial Statements, in form and substance acceptable to the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement (whether or not on the Closing Date or pursuant to an Addendum and an Assignment and Assumption) and made Loans to the Borrower on the Closing Date or thereafter shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the Transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit.

5.2            Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its Loans disbursed on the Closing Date but excluding (x) any Revolving Loan Conversion, (y) any conversion of a Eurodollar Loan into an ABR Loan pursuant to Section 2.11(a) and (z) any continuation of Loans pursuant to Section 2.11(b)) is subject to the satisfaction of the following conditions precedent:

(a)             Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects or all material respects, as required, as of such earlier date.

(b)             Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c)             Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof, and if such Loan is to be denominated in an Alternative Currency, such Alternative Currency remains an Eligible Currency.

(d)             No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion (excluding (x) any Revolving Loan Conversion, (y) any conversion of a Eurodollar Loan into an ABR Loan pursuant to Section 2.11(a) and (z) any continuation of Loans pursuant to Section 2.11(b)) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit, Revolving Loan Conversion or conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3            Post-Closing Conditions Subsequent. Notwithstanding anything to the contrary set forth in this Agreement, the Borrower agrees, except as otherwise provided on Schedule 5.3, to use commercially reasonable efforts to deliver to the Administrative Agent, on behalf of the Lenders, the documents set forth on Schedule 5.3, in form and substance reasonably satisfactory to the Administrative Agent, and/or take the actions set forth on Schedule 5.3, in a manner reasonably acceptable to the Administrative Agent, on or before the deadlines set forth on Schedule 5.3 (as such deadlines may be extended by the Administrative Agent in its reasonable discretion). To the extent there is any conflict between the provisions of any Loan Document and Schedule 5.3, the provisions of Schedule 5.3 shall control. To the extent any representation and warranty contained herein or in any other Loan Document would not be true or any provision of any covenant contained herein or in any other Loan Document would be breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with this Section 5.3 (and the corresponding Schedule 5.3).

SECTION 6
AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, at all times prior to the Discharge of Obligations, each Loan Party shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1            Financial Statements. Furnish to the Administrative Agent, for distribution to each Lender:

(a)             as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any qualifications as may be required as a result of (x) an actual or prospective default or event of default with respect to a financial covenant under this Agreement and the definitive documentation governing any material Indebtedness (including the financial covenant set forth in Section 7.1) or (y) the impending maturity of any material Indebtedness), by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing;

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2021), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures from the budget and for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) and inclusive of any management discussion and analysis accompanying such financial statements;

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent; and (B) upon request by the Administrative Agent to the Borrower, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2            Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a)             concurrently with the delivery of any financial statements pursuant to Section 6.1, and with respect to the last day of the applicable fiscal quarter or year to which such financial statements relate, a reasonably detailed report (in form and substance reasonably satisfactory to the Administrative Agent) that details the respective amounts of cash, Cash Equivalents and Investments held as of such date by each Subsidiary of the Borrower that is not a Loan Party as of such date;

(b)            concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate (i) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal quarter or fiscal year of the Borrower, as the case may be, (ii) containing a certification by a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iii) containing a certification from a Responsible Officer of the Borrower with respect to the items described in clause (xi) of the definition of “Consolidated EBITDA” and (iii) to the extent not previously disclosed to the Administrative Agent, containing, (A) as applicable, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property, Chattel Paper (as defined in the Guarantee and Collateral Agreement), Commercial Tort Claim (as defined in the Guarantee and Collateral Agreement) and Letter-of-Credit Rights (as defined in the Guarantee and Collateral Agreement) issued to or acquired by any Loan Party since the date of the most recent Compliance Certificate delivered pursuant to this Section 6.2(b)(B) and (B) a description of each event, condition or circumstance during the last fiscal quarter or fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.10(c) or (e) (to the extent notice of such event has not been previously furnished to the Administrative Agent);

(c)             as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower beginning on October 1, 2021), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income as of the end of each fiscal quarter and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of delivery of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results);

(d)            promptly, and in any event within ten Business Days after receipt thereof by a Responsible Officer of any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC) if, and only to the extent that such Loan Party or Subsidiary may provide such information in accordance with any applicable Requirements of Law;

(e)             within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s debt securities having an aggregate principal amount in excess of $5,000,000 or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)              within five days after the same are sent or received, copies of all material correspondence, material reports, material documents and other material filings with any Governmental Authority (i) regarding any non-compliance with or any failure to maintain any Governmental Approvals or Requirements of Law applicable to any Loan Party, or (ii) that could reasonably be expected to have a Material Adverse Effect;

(g)             concurrently with the delivery of the financial statements referred to in Section 6.1(a), updated insurance certificates with respect to the insurance coverage required to be maintained pursuant to Section 6.5 and the terms of the Guarantee and Collateral Agreement, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request;

(h)            promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request; and

(i)              promptly following any request therefor, information and documentation reasonably requested in writing by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.3          Payment of Obligations; Taxes.

(a)                 Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities (including all material Taxes and material Other Taxes imposed by law on an applicable Loan Party) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b)                 File or cause to be filed all Federal, state and other material tax returns that are required to be filed.

6.4           Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence, and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of such Group Member’s business or necessary for the performance by such Group Member of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower or any such Subsidiary) and Requirements of Law except to the extent that a failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.

(a)                 Keep all material property useful and necessary in its respective business in good working order and condition, ordinary wear and tear excepted;

(b)                maintain with financially sound and reputable insurance companies insurance on all of the property of the Borrower or such Subsidiary, as applicable, in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. Without limiting the foregoing, (i) within 30 days after the first date on which the Collateral includes any improved real property of any Loan Party on any Material Real Property that is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Reform Act of 1994 or (ii) if any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, and shall cause each other Loan Party, to (x) maintain, if available, fully paid flood hazard insurance on all such improved real property of such Loan Party that constitutes Collateral, on such terms and in such amounts as are required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (y) furnish to the Administrative Agent evidence of the renewal of (and payment of renewal premiums in respect of) all such policies prior to the expiration or lapse thereof, and (z) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

6.6           Inspection of Property; Books and Records; Discussions. With respect to each Loan Party, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP (consistently applied as in effect from time to time) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives and independent contractors of (and reasonably selected by) the Administrative Agent or, as applicable, any Lender to visit and inspect any of the respective properties of the Loan Parties (provided that, with respect to any leased properties, such inspection shall not violate the terms of the applicable lease), and examine and make abstracts from any of their respective books and records at any reasonable time (during normal business hours and, so long as no Event of Default has occurred and is continuing, upon reasonable advance notice to such Loan Party) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers, directors and employees of the Loan Parties and with their independent certified public accountants; provided that such inspections shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits may occur as often as the Administrative Agent shall reasonably determine is necessary.

6.7           Notices. Promptly after a Responsible Officer of the Borrower, any other Loan Party, or any other officer or employee of the Borrower responsible for administering any of the Loan Documents or monitoring compliance with any of the provisions thereof, in any such case, obtains knowledge thereof, notify the Administrative Agent in writing of:

(a)                 the occurrence of any Default or Event of Default;

(b)                 any (i) default or event of default under any Contractual Obligation of any Group Member that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                 any litigation or proceeding affecting any Group Member (i) in which, if such litigation or proceeding was determined adversely to any Group Member it could reasonably be expected to have a Material Adverse Effect or (ii) which relates to the performance of any Group Member’s Obligations under any Loan Document;

(d)                (i)             promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten days after any such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any of its ERISA Affiliates with respect to such event, if such event could reasonably be expected to result in liability in excess of $5,000,000 of any Loan Party or any of their respective ERISA Affiliates: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(ii)                upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(iii)              promptly after the receipt thereof by any Loan Party or any of its respective ERISA Affiliates, all notices from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a liability in excess of $2,500,000 of any Loan Party or any of its respective ERISA Affiliates;

(e)                 [Intentionally Omitted];

(f)                  any material change in accounting policies or financial reporting practices by any Loan Party; and

(g)                any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.

(a)                 Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with, and maintain any and all licenses, approvals, notifications, registrations or permits required by, all applicable Environmental Laws.

(b)                Except as could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           Operating Accounts. Within 180 days after the Closing Date, each of the Loan Parties will establish and thereafter maintain the Administrative Agent as its principal depository bank.

6.10         Audits. At reasonable times, on 10 Business Days’ prior notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information (provided that with respect to any leased property, such inspection shall not violate the terms of the applicable lease). Any of foregoing inspections and audits that are ordered or commenced during the continuance of an Event of Default shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such reasonably higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary.

6.11        Additional Collateral, Etc.

(a)                 With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired on or after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b) or (c) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 60 days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, or by law or as may be requested by the Administrative Agent.

(b)                With respect to each Target that is a Material Subsidiary and any new direct or indirect Material Subsidiary of the Borrower created or acquired on or after the Closing Date (including any such Material Subsidiary acquired pursuant to a Permitted Acquisition), within 60 days after any Subsidiary of the Borrower qualifies as a Material Subsidiary, deliver to the Administrative Agent (i) a Joinder Agreement, (ii) a joinder to the Guarantee and Collateral Agreement, (iii) such documents and instruments as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such Target or new Material Subsidiary (provided that in no event shall more than 66% of the total outstanding voting Equity Interests of any Target or new Material Subsidiary that is an Excluded Foreign Subsidiary be required to be so pledged), including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions addressing such matters as the Administrative Agent may reasonably specify, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, any Subsidiary created for the purpose of consummating an acquisition and that the Borrower plans to merge out of existence in connection with such acquisition shall not be required to comply with the foregoing clause (b) provided that such Subsidiary is actually merged out of existence in connection with such acquisition. Notwithstanding anything to the contrary in any Loan Document, no Immaterial Subsidiary, unless such Immaterial Subsidiary has been designated as a “Material Subsidiary” in accordance with the definition of Material Subsidiary set forth in Section 1.1, or Excluded Foreign Subsidiary shall be required to be a Loan Party.

(c)                 With respect to any new First Tier Foreign Subsidiary or any First Tier Foreign Subsidiary Holding Company, as applicable, created or acquired on or after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company, as applicable, that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Equity Interests of any such new First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company, as applicable, that is an Excluded Foreign Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any Foreign Pledge Documents reasonably requested by the Administrative Agent for any Foreign Subsidiaries that contribute more than $1,500,000 in revenue) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location where in excess of $2,500,000 of Collateral is stored or located, in each case, if requested by the Administrative Agent, which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

(e)                 Not later than 120 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after (i) any Material Real Property is acquired by a Loan Party on or after the Closing Date or (ii) an entity becomes a Loan Party if such entity owns Material Real Property at the time it becomes a Loan Party, cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Loan Documents and to otherwise comply with the requirements of the Loan Documents. Notwithstanding anything to the contrary contained in this Section 6.11(e), prior to the execution of any Mortgage for any such Material Real Property, (x) the Borrower shall deliver to the Administrative Agent advance notice of the address of any such Material Real Property and (y) the Administrative Agent shall provide the Lenders with at least 30 days’ prior written notice of the address of such Material Real Property (it being understood that the Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into the accuracy of any such address, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to provide any such notice).

Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party on or after the Closing Date until the date that occurs thirty (30) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower (or applicable Loan Party) of that fact and (if applicable) notification to the Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower of such notice; and (iii) if such notice is required to be provided to the Borrower and flood insurance is available in the community in which such real property is located, evidence of required flood insurance.

6.12         Anti-Corruption Laws. Conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.13        Insider Subordinated Indebtedness. Cause any Insider Indebtedness in excess of $1,000,000 owing by any Loan Party to any Person that is not a Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date; provided that no Insider Indebtedness shall in any event and under any circumstances be secured by any assets of any Group Member.

6.14         Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.15        [Intentionally Omitted].

6.16        Beneficial Ownership Certification. Borrower shall, following any request therefor, promptly deliver information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership.

6.17        M.I.R.E Events. Each of the parties hereto acknowledges and agrees that, if there are any properties subject to a Mortgage (“Mortgaged Properties”), any increase, extension or renewal of any of the Commitments or Loans (excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loan or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws.

6.18        Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7
NEGATIVE COVENANTS

Each Loan Party hereby agrees that, at all times prior to the Discharge of Obligations, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.1          Financial Condition Covenants.

(a)                 [Reserved].

(b)                Maximum Consolidated First Lien Leverage Ratio. If as of the last day of any fiscal quarter the Financial Covenant Test Condition is then applicable, permit the Consolidated First Lien Leverage Ratio, for the period of four fiscal quarters ending as of the last day of any fiscal quarter period of the Borrower, to exceed 5.25:1.00.

7.2          Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                 Indebtedness of any Group Member pursuant to any Loan Document or Bank Services Agreement or FX Contract;

(b)                Indebtedness of (i) any Loan Party owing to any other Loan Party, and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party to fund working capital requirements in the ordinary course of business not inconsistent with past practices;

(c)                 Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Subsidiary (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Subsidiary (which is not a Loan Party) of the Indebtedness of any other Subsidiary (that is not a Loan Party), provided that, in any case (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)                Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)                 Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of $10,000,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 (and any Permitted Refinancing Indebtedness in respect thereof);

(f)                  [reserved];

(g)                unsecured Subordinated Indebtedness owed to a seller in connection with an acquisition not to exceed at any one time outstanding the greater of $10,000,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

(h)                Indebtedness consisting of any Earn Out Obligations or any working capital adjustments in connection with the Acquisition or any Permitted Acquisition (to the extent any such payment obligations constitute Indebtedness);

(i)                  obligations (contingent or otherwise) of the Loan Parties and their respective Subsidiaries existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.12 and not for purposes of speculation;

(j)                  Guarantee Obligations of the Borrower in respect of obligations (other than Indebtedness) of any Subsidiary of the Borrower, which Guarantee Obligations are not otherwise prohibited pursuant to the terms of this Agreement or, as applicable, any other Loan Document; provided that any such Guarantee Obligation is incurred by the Borrower in the ordinary course of business consistent with past practice;

(k)                Indebtedness owing to trade creditors that is incurred in respect of surety bonds and similar obligations in the ordinary course of business and consistent with past practice;

(l)                  Indebtedness of any Group Member in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, incurred in the ordinary course of business and not for overdue amounts;

(m)               Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(n)                Indebtedness of Foreign Subsidiaries not to exceed at any one time outstanding the greater of $10,000,000 or 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

(o)                (i) secured Indebtedness of any Person that becomes, and continues as, a Subsidiary of any Loan Party after the Closing Date, and secured Indebtedness in respect of assets acquired after the Closing Date pursuant to an acquisition permitted hereunder and existing at the time of such asset acquisition; provided that (A) no such Indebtedness is created in contemplation of such asset acquisition, (B) any such Indebtedness, as applicable, remains Indebtedness of such acquired Subsidiary and not of any other Loan Party, and (C) immediately before and immediately after giving effect to the incurrence of such secured Indebtedness, no Default or Event of Default shall have occurred and be continuing (including any Event of Default arising from any failure to comply with the financial covenant set forth in Section 7.1), such calculation to be determined on a pro forma basis based on the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, on the basis of the Pro Forma Financial Statements) (giving pro forma effect to such acquisition, as if such acquisition was consummated as of the last day of the period as to which such financial information relates); and (ii) (A)  unsecured Indebtedness of any Person that becomes, and continues as, a Subsidiary of any Loan Party after the date hereof, and (B) unsecured Indebtedness in respect of assets acquired pursuant to an acquisition permitted hereunder and existing at the time of such asset acquisition; provided that (1) no such unsecured Indebtedness permitted by this clause (ii) is created in contemplation of such asset acquisition, and (2) immediately before and immediately after giving effect to the incurrence of any such unsecured Indebtedness permitted by this clause (ii), no Default or Event of Default shall have occurred and be continuing (including without limitation any Event of Default arising from any failure to comply with the financial covenant set forth in Section 7.1), such calculation to be determined on a pro forma basis based on the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, on the basis of the Pro Forma Financial Statements); provided, that the aggregate amount of all such Indebtedness permitted by this clause (o) shall not exceed the greater of $10,000,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered to Section 6.1 at any time outstanding.

(p)                Indebtedness of the Borrower and any Subsidiary of the Borrower, including any Permitted Refinancing Debt in respect thereof; provided, that in the case of each incurrence of such Indebtedness:

(i)                  no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;

(ii)                the Consolidated Leverage Ratio shall not exceed 5.00 to 1.00, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and use the proceeds thereof;

(iii)               not more than the greater of $20,000,000 and 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 of such Indebtedness shall be incurred (and be outstanding) by Subsidiaries of the Borrower that are not Loan Parties.

(q)                Indebtedness incurred on or after the Closing Date by any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and owing to a Loan Party; provided that no Indebtedness incurred at any time in reliance on this clause (q) shall cause the Foreign Investment Limit in effect at such time to be exceeded; and

(r)                  other Indebtedness in a principal amount not to exceed at any one time outstanding the greater of $20,000,000 and 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.2, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item; provided that all Indebtedness created pursuant to the Loan Documents shall be deemed to have been incurred in reliance on Section 7.2(a). For purposes of determining compliance with the Dollar-denominated restrictions in any subsection of this Section 7.2 on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date on which such Indebtedness was incurred in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to modify, refinance, refund, renew or extend other Indebtedness denominated in a Foreign Currency, and such modification, refinancing, refunding, renewal or extension would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such modification, refinancing, refunding, renewal or extension, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as such Permitted Refinancing Indebtedness is otherwise permitted by the terms of this Section 7.2.

7.3           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                 Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP (or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its respective jurisdiction of organization);

(b)                carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that (i) do not cover any Intellectual Property, and (ii) are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c)                 pledges or deposits (other than to the extent involving any pledge of Intellectual Property) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                pledges or deposits (other than any deposits of any Intellectual Property or rights thereto) made to secure earnest money deposits required under letters of intent or purchase money agreements or made to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)                 easements, rights-of-way, minor defects or irregularities of title, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)                  Liens (other than in any Intellectual Property) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)                Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (provided that individual financings of equipment provided by one lender of the type permitted under Section 7.2(e) may be cross-collateralized to other financings of equipment provided by such lender of the type permitted under Section 7.2(e), and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                Liens created pursuant to the Security Documents;

(i)                  any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)                  judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k)                bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)                  Liens securing Indebtedness incurred pursuant to Section 7.2(n) or Section 7.2(r);

(m)               the replacement, extension or renewal of any Lien permitted by clause (g) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(n)                Liens comprised of licenses not prohibited by the terms of the Loan Documents;

(o)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(p)                Liens securing Indebtedness permitted under Section 7.2(o)(i) and, in each case, not created in contemplation of or in connection with such event; provided that (i) no such Lien shall extend to or cover any other property or assets of any Loan Party or any Subsidiary, as the case may be, and (ii) such Lien shall secure only those obligations that it secures on the date of any applicable asset acquisition or on the date such Person becomes a Subsidiary and any refinancing or replacement thereof;

(q)                Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien; provided that such Liens encumber only the applicable assets pending consummation of such Disposition;

(r)                  (i) leases, licenses, subleases and sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Group Members, taken as a whole, or (B) secure any Indebtedness, and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or its Subsidiaries;

(s)                 Permitted Encumbrances;

(t)                  Liens securing Indebtedness represented by financed insurance premiums in the ordinary course of business consistent with past practice, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed;

(u)                precautionary UCC financing statements or similar filings made in respect of (i) operating leases entered into by any Group Member or (ii) receivables financing arrangements permitted by Section 7.5(m), provided that such financing statements or similar filings do not extend to any property or assets other than the assets subject to such operating leases or receivables financing arrangements;

(v)                Liens securing Indebtedness incurred pursuant to Section 7.2(p); provided that (i) in the case of Liens ranking pari  passu with the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio shall not exceed 4.00 to 1.00, calculated on a pro forma basis after giving effect to incurrence of such Indebtedness and the use of proceeds therefrom, and (ii) in the case of Liens ranking junior to the Liens securing the Obligations, the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.00, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom; and

(w)               Other Liens securing obligations in a principal amount not to exceed at any one time outstanding the greater of $10,00,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1.

For purposes of determining compliance with this Section 7.3, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in clauses (a) through (w) above, but may be permitted in part under any combination thereof, and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in clauses (a) through (w) above, the Borrower may classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.3 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

7.4           Fundamental Changes. Consummate any merger, consolidation, or amalgamation, or a Division, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)                 any Group Member that is not a Loan Party may be merged or consolidated with or into (i) a Loan Party (provided that a Loan Party shall be the continuing or surviving Person), and (ii) another Group Member that is not a Loan Party (provided that the surviving Group Member complies with the requirements specified in Section 6.11, if applicable);

(b)                any Subsidiary of the Borrower may Dispose of any or all of its assets (i) pursuant to any liquidation or other transaction that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party, or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)                 any Investment permitted by Section 7.7 may be structured as a merger, consolidation, or amalgamation; provided that if any Loan Party is the subject of such a merger, consolidation, or amalgamation, the surviving entity shall be a Loan Party; and

(d)                any Loan Party may be merged or consolidated with or into any other Loan Party (provided that if the Borrower is the subject of a merger or consolidation, the surviving entity must be the Borrower).

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no merger, Disposition or other transaction made at any time in reliance on this Section 7.4 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.5           Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                 Dispositions of obsolete or worn out property in the ordinary course of business;

(b)                Dispositions of Inventory in the ordinary course of business and consistent with past practice;

(c)                 Dispositions permitted by clause (i) of Section 7.4(b);

(d)                the sale or issuance of the Capital Stock of any Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) for fair market value in connection with any transaction that does not result in a Change of Control;

(e)                 the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)                  the licensing of Patents, Trademarks, Copyrights and other Intellectual Property rights in the ordinary course of business and that does not materially interfere with the ordinary course of business of the Loan Parties;

(g)                the Disposition of property (i) by any Loan Party to any other Loan Party, and (ii) by any Subsidiary that is not a Loan Party to any other Group Member;

(h)                Dispositions of property subject to a Casualty Event in good faith on an arm’s length basis; provided that Net Cash Proceeds of such Dispositions shall be reinvested or applied to prepay Loans to the extent required pursuant to Section 2.10(c);

(i)                  leases or subleases of real property or equipment on an arm’s length basis for fair market value;

(j)                  the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, other than pursuant to clause (m) below;

(k)                any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l)                  Dispositions made on an arm’s length basis for fair market value of other property so long as at least 75% of the total consideration for any such Disposition shall be in the form of cash or Cash Equivalents; provided that, at the time of any such Disposition made in reliance on this clause (l), no Event of Default shall have occurred and be continuing or would result from any such Disposition; provided, further, that Net Cash Proceeds of such Dispositions shall be reinvested or applied to prepay Loans to the extent required pursuant to Section 2.10(c);

(m)               Dispositions of Accounts in the ordinary course of business, pursuant to supply chain finance or receivables finance arrangements;

(n)                payments permitted under Section 7.6, Investments permitted under Section 7.7, and Liens permitted under Section 7.3;

(o)                Dispositions of equipment or real property on an arm’s length basis to the extent that (i) such property is exchanged for credit against the purchase price of property used or useful in the business of any Group Member or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such property;

(p)                any Foreign Subsidiary of the Borrower may sell or Dispose of Equity Interests in such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;

(q)                each Group Member may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business and to the extent such surrender or waiver could not reasonably be expected to result in a Material Adverse Effect;

(r)                  to the extent constituting a Disposition, the issuance by the Borrower of its Equity Interests, so long as no Change of Control would result;

(s)                 [reserved] and

(t)                  Dispositions made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Disposition made at any time in reliance on this clause (t) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.6           Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (except intercompany Indebtedness permitted under Section 7.2(b) or 7.2(q)), declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                 (i) any Group Member may make Restricted Payments to any Loan Party, (ii) any Group Member that is not a Loan Party may make Restricted Payments to the owners of the Equity Interests of such Group Member based on the relative ownership interests of the relevant Equity Interests, and (iii) any Group Member may declare and make dividends which are payable solely in the common Capital Stock of such Group Member;

(b)                each Loan Party may purchase common Capital Stock or common Capital Stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that no Default or Event of Default then exists or would result therefrom and the aggregate amount of payments made under this subsection (b) shall not exceed $1,000,000 during any fiscal year of the Borrower;

(c)                 payments on any Subordinated Indebtedness in accordance with the terms of any subordination agreement governing such Subordinated Indebtedness;

(d)                the Loan Parties may make Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Leverage Ratio shall not exceed 2.00 to 1.00 calculated on a pro forma basis after giving effect to such Restricted Payments and the incurrence of any Indebtedness in connection therewith (which, if requested by the Administrative Agent, shall be demonstrated in a Compliance Certificate provided to the Administrative Agent);

(e)                 (i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of Equity Interests consisting of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such Equity Interests consisting of options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(f)                  each Group Member may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2;

(g)                so long as no Default or Event of Default shall be continuing, Restricted Payments using the Available Amount;

(h)                each Group Member may make Restricted Payments with respect to Subordinated Indebtedness in an aggregate amount not to exceed the greater of $10,00,000 and 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

(i)                  Restricted Payments made on or after the Closing Date by (i) any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Restricted Payment made at any time in reliance on this clause (i) shall cause the Foreign Investment Limit in effect at such time to be exceeded and (ii) any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party constituting payments in respect of intercompany Indebtedness permitted by Section 7.2(q);

(j)                  Each Group Member may make other Restricted Payments in an aggregate amount in any fiscal year not to exceed the greater of $20,000,000 and 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1;

(k)                Each Group Member may make unlimited Restricted Payments if (i) no Default or Event of Default shall be continuing and (ii) the Consolidated Leverage Ratio shall not exceed 2.00 to 1.00, calculated on a pro forma basis after giving effect to such Restricted Payments.

For purposes of determining compliance with this Section 7.6, in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (k) above, the Borrower may divide and classify such Restricted Payment (or any portion thereof) on the date it is made, and at any time from time to time may later reclassify all or any portion of any Restricted Payment as having been made under any category of Restricted Payments described in clauses (a) through (k) above, so long as such Restricted Payment is permitted to be made pursuant to such provisions at the time of reclassification.

The foregoing provisions of this Section 7.6 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, repurchase, defeasance, sinking fund or similar payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Section 7.6 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration of notice for purposes of such provision).

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no Restricted Payment made at any time in reliance on this Section 7.6 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.7           Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                 extensions of trade credit in the ordinary course of business;

(b)                (i) Investments in cash and Cash Equivalents and (ii) other Investments permitted by the Borrower’s board approved cash management investment policy (a copy of which policy, in the form in which it exists as of the Closing Date, has been provided to and approved by the Administrative Agent);

(c)                 Guarantee Obligations permitted by Section 7.2;

(d)                loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)                 intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; provided that any intercompany loans made by any Loan Party shall be evidenced by and funded under an intercompany note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent to the extent required by the Guarantee and Collateral Agreement;

(f)                  Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)                Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)                (i) Investments constituting Permitted Acquisitions and the Acquisition and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(i)                  so long as no Default or Event of Default shall be continuing, Investments using the Available Amount;

(j)                  deposits or guaranties made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(k)                the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(l)                  promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(m)               unlimited Investments if (i) no Default or Event of Default shall be continuing and (ii) the Consolidated Leverage Ratio shall not exceed 3.00 to 1.00, calculated on a pro forma basis after giving effect to such Investments;

(n)                Investments specified in Schedule 7.7 and existing on the Closing Date;

(o)                Investments made to effect, or in connection with, the Transactions;

(p)                Other Investments in an aggregate amount not to exceed the greater of $15,000,000 and 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the latest four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 at one time outstanding;

(q)                Investments made on or after the Closing Date by any Loan Party in any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Investment made at any time in reliance on this clause (q) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

For purposes of determining compliance with this Section 7.7, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of permitted Investments described in clauses (a) through (q) above, the Borrower may divide and classify such Investment (or any portion thereof) on the date of incurrence, and at any time from time to time may later reclassify all or any portion of any Investment as having been incurred under any category of permitted Investments described in clauses (a) through (q) above, so long as such Investment is permitted to be incurred pursuant to such provisions at the time of reclassification.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no Investment made at any time in reliance on this Section 7.7 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.8           ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not, and shall not permit any of its Subsidiaries to: (a) terminate any Pension Plan so as to result in any liability to such Person or any of such Person’s ERISA Affiliates, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (c) make a complete or partial withdrawal (within the meanings of ERISA Sections 4203 and 4205) from any Multiemployer Plan so as to result in any material liability to such Person or any of their respective ERISA Affiliates, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any liability to any such Person or any of its respective ERISA Affiliates, (e) [Intentionally Omitted], or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.9          Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document or any Bank Services Agreement or FX Contract) that could reasonably be expected to result in a Material Adverse Effect.

7.10        Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party or between or among any Subsidiaries that are not Loan Parties) unless such transaction is (a)(i) not otherwise prohibited under this Agreement or any other Loan Document, (ii) [Intentionally Omitted], (iii) upon fair and reasonable terms not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, and (iv) a transaction the consummation of which would not cause the Foreign Investment Limit in effect at such time to be exceeded, (b) one involving the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers and employees, (c) one involving the issuance of Equity Interests pursuant to the Borrower’s equity plans and stock purchase plans, (d) one involving reasonable compensation paid to officers and employees in their capacities as such, and (e) other transactions in the ordinary course of business (including any Restricted Payment not prohibited by this Agreement) that are on fair and reasonable terms not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and are disclosed when required to be disclosed pursuant to Exchange Act rules.

7.11        Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5(l), and (b) any Liens in the property of any Loan Party incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3(g).

7.12        Swap Agreements. Enter into (a) any Swap Agreement secured by a Lien on all or any portion of the Collateral, except Specified Swap Agreements; or (b) any Swap Agreement, except Swap Agreements which are entered into by a Group Member to (i) hedge or mitigate risks to which such Group Member has actual or anticipated exposure (other than those in respect of Capital Stock), or (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.13        Accounting Changes. Make any change in its (a) accounting policies (including any U.S. federal income tax accounting policies) or reporting practices, except as required by GAAP, or (b) fiscal year (except that any Subsidiary may change its fiscal year to match that of the Borrower).

7.14         Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents and Bank Services Agreements and FX Contracts to which it is a party, other than (a) this Agreement and the other Loan Documents (other than any Bank Services Agreements and FX Contracts), (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any customary restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3 or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15        Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3 or (viii) restrictions pursuant to documents, agreements or instruments governing or relating to any Indebtedness permitted under Section 7.2 which are not materially more restrictive than the restrictions contained in the Loan Documents.

7.16        Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or provides similar business benefits to its customers, ancillary or incidental thereto (including the Target Parties).

7.17        [Reserved].

7.18        Certification of Certain Equity Interests. Take any action to certificate any Equity Interests having been pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) which were uncertificated at the time so pledged, in any such case, without first obtaining the Administrative Agent’s prior written consent to do so and undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Secured Parties) in any such newly certificated Equity Interests.

7.19        Amendments to Organizational Agreements and Material Contracts. (a) Materially amend or permit any material amendments to any Loan Party’s organizational documents if such amendment would be adverse to the Administrative Agent or the Lenders in any material respect; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver could reasonably be expected to result in a Material Adverse Effect.

7.20        Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

7.21        [Reserved.].

7.22        Sanctions. Permit any Loan or Letter of Credit or the proceeds thereof, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any material violation by any Person (including any Lender, Lead Arranger, Administrative Agent, any Issuing Lender or Swing Line Lender) of any Sanctions.

7.23        Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan or other credit extension made hereunder for any purpose which would breach the Foreign Corrupt Practices Act, the UK Bribery Act 2010, or other similar legislation in other jurisdictions, applicable to the Borrower and the Subsidiaries.

7.24        Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.24.

SECTION 8
EVENTS OF DEFAULT

8.1           Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)                 the Borrower (i) shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof, (ii) shall fail to reimburse any L/C Disbursement when due, or (iii) shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)                 any Loan Party shall default in the observance or performance of any agreement contained in any of Section 6.1, clause (i) or (ii) of Section 6.4(a), Section 6.7(a), Section 6.9, Section 6.14 or any subsection of Section 7 (subject to, in the case of the financial covenant contained in Section 7.1(b), the cure rights in Section 8.4); provided that, in the case of any Event of Default under Section 7.1(b) (a “Financial Covenant Event of Default”), such default shall not constitute a default with respect to any Term Loans unless and until the Revolving Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Section 8.2 and such acceleration or termination has not been rescinded; provided, however, that if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within 10 Business Days after such acceleration and termination and (y) Required Lenders (including the Term Loan Lenders) have not accelerated the Loans, the Financial Covenant Event of Default shall automatically cease to constitute an Event of Default with respect to the Term Loans from and after such date; or

(d)                any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Section) or an “Event of Default” under and as defined in any Security Document shall have occurred, and in each case such default shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower’s receipt of written notice thereof from the Administrative Agent or (ii) a Responsible Officer of any Loan Party obtaining knowledge thereof; or

(e)                 (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; (D) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (E) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C), (D) or (E) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i)(A), (B), (C), (D) or (E) of this subsection (e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $20,000,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member (other than intercompany Indebtedness) the outstanding principal amount of which exceeds $20,000,000; or

(f)                  (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager, or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 consecutive days (provided that, during such 60 consecutive day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal for a period of 60 consecutive days (provided that, during such 60 consecutive day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $20,000,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $20,000,000; or

(h)                there is entered against any Group Member (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal for a period of 60 consecutive days; or

(i)                  (i)            any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (in each case, except to the extent that (i) any such enforceability or priority is not required pursuant to the Security Documents, or (ii) such loss of a valid or perfected security interest, as applicable, may be remedied by the filing of appropriate documentation without the loss of priority); or

(ii)                there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iii)              any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business for a period of time in excess of five Business Days; or

(j)                  the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)                a Change of Control shall occur; or

(l)                  any of the Governmental Approvals required to be obtained and/or delivered to the Administrative Agent pursuant to any Loan Document shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or

(m)               any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason, other than (x) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.4 or 7.5), or (y) the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.

8.2                Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                 (i) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement, the other Loan Documents and all Bank Services Agreements and FX Contracts shall automatically immediately become due and payable and (ii) if such event is a Financial Covenant Event of Default, at the request of, or with the consent of the Required Revolving Lenders only, and without limiting Section 8.1(c), only with respect to the Revolving Loans, Revolving Commitments, Swingline Commitments, Swingline Loans, any Letter of Credit and L/C Exposure), the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower, declare such Commitments to be terminated forthwith, whereupon such Commitments, if any, shall immediately terminate, and/or declare such Loans hereunder (with accrued interest and fees thereon) to be due and payable forthwith, whereupon the same shall immediately become due and payable, and

(b)                if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) if so provided for by the terms of any FX Contract or Bank Services Agreement, any Bank Services Provider may terminate any FX Contract or other Bank Services Agreement then outstanding and declare all Obligations then owing by the Group Members under any Bank Services Agreements or FX Contract then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, BMO, any of BMO’s applicable Affiliates, the Lenders, the Issuing Lenders and any Bank Services Provider under the Loan Documents and the Bank Services Agreements and FX Contracts, as applicable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 8.2(a) or (b), the Borrower shall Cash Collateralize an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents and Bank Services Agreements and FX Contracts in accordance with Section 8.3. In addition, (x) the Borrower shall also Cash Collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any Bank Services Provider the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Bank Services and FX Contracts then outstanding, which Cash Collateralized amounts shall be applied by such Bank Services Provider to the payment of all such outstanding Bank Services and FX Contracts, and any unused portion thereof remaining after all such Bank Services and FX Contracts shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3. After all such Letters of Credit and Bank Services Agreements and FX Contracts shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Bank Services and FX Contracts) shall have been paid in full or the Event of Default for which cash collateral was required hereunder is waived, and no other Event of Default has occurred and is continuing, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower (except to the extent such notices are otherwise expressly provided for elsewhere in this Agreement or the other Loan Documents).

8.3          Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of outside counsel to the Administrative Agent and amounts payable under Sections 2.17, 2.18 and 2.19) payable to the Administrative Agent, in its capacity as such, (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lenders (including any Letter of Credit Fronting Fees, Issuing Lender Fees and the reasonable fees, charges and disbursements of outside counsel to the respective Lenders and the respective Issuing Lenders and amounts payable under Sections 2.17, 2.18 and 2.19), any Qualified Counterparties, and to any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Bank Services and FX Contracts and on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Bank Services Agreements and FX Contracts, in each case, ratably among the Lenders, the Issuing Lenders, any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Bank Services Agreements and FX Contracts, in each case, ratably among the Lenders, the Issuing Lenders, any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth and payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, if so elected by any Bank Services Provider, to the Administrative Agent for the account of such Bank Services Providers, to Cash Collateralize then outstanding Obligations arising in connection with Bank Services and FX Contracts;

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date (including any such other Obligations arising in connection with any Bank Services and FX Contracts), in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Seventh and payable to them;

Eighth, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Eighth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by Law.

Subject to Sections 2.22(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties in order to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

8.4            Borrower’s Right to Cure (a)       Notwithstanding anything to the contrary otherwise contained in this Section 8, in the event of any Financial Covenant Event of Default and upon the receipt of a Specified Equity Contribution (the “Cure Amount”) within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter by the amount of such Specified Equity Contribution solely for the purpose of measuring compliance with Section 7.1(b). If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower with respect to such fiscal quarter only (except, for each fiscal quarter other than the fiscal quarter in respect of which such Specified Equity Contribution is made, to the extent applied for the voluntary prepayment of Term Loans)), the Borrower shall then be in compliance with the requirements of Section 7.1(b), it shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)             The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions, pricing or basket under Section 7 (other than as applicable to Section 7.1(b)) and (ii) no Revolving Lender, Swingline Lender or Issuing Lender shall be required to make any extension of credit hereunder, if a Financial Covenant Event of Default has occurred and is continuing during the 15 Business Day period during which a Specified Equity Contribution may be made (as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1            Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)            The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than provisions that are for the express benefit of the Borrower and the other Loan Parties, including Sections 9.9 and 9.10). Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)            The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Issuing Lenders and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and Bank Services Provider) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3            Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)            be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)            have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received prompt notice in writing from any Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6            Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7            Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lenders and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the Transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8            Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9            Successor Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) unless a Default or Event of Default then exists, to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent (which right of removal shall be made in consultation with the Borrower unless a Default or an Event of Default then exists) and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10         Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)            to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c)            to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person either (i) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, (ii) becomes an Immaterial Subsidiary or (iii) is a Foreign Subsidiary or to release any Foreign Law Pledge Documents if the First Tier Foreign Subsidiary whose Equity Interests are being pledged no longer contribute more than $1,500,000 in revenue.)

(d)            Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.5) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, an Issuing Lender or the Swingline Lender hereunder.

9.13         Survival. This Section 9 shall survive the Discharge of Obligations.

9.14         Acknowledgements of Lenders.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Prime Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.14 shall be conclusive, absent manifest error.

(b)           Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Prime Rate from time to time in effect.

(c)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any payment recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent's request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Tranche with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with any Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)           The parties hereto agree that an Erroneous Payment shall not, in and of itself, be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by any Borrower or any other Loan Party.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 9.14 will not create any additional Obligations of the Loan Parties' under the Loan Documents or otherwise increase or alter such Obligations (other than having consented to the assignment referenced in Section 9.14(c)).

(f)             Each party's obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10
MISCELLANEOUS

10.1         Amendments and Waivers.

(a)            Neither this Agreement, nor any other Loan Document (other than any L/C Related Document, Fee Letter, or Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, subordinate all or substantially all of the Obligations or subordinate all or substantially all the Liens of the Administrative Agent and Lenders in the Collateral, in each case without the written consent of all Lenders; (D) (1) amend, modify or waive the pro rata requirements of Section 2.16 or any other provision of the Loan Documents (including Section 8.3) requiring pro rata treatment of payments to the Lenders in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (2) amend, modify or waive the pro rata requirements of Section 2.16 or any other provision of the Loan Documents (including Section 8.3) requiring pro rata treatment of payments to the Lenders in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender; (H) amend or modify the application of payments provisions set forth in Section 8.3 or the definitions set forth in Section 1.1 that directly affect swap security or ratable treatment in a manner that adversely affects any Issuing Lender or any Qualified Counterparty, as applicable, without the written consent of each such Issuing Lender or each such Qualified Counterparty, as applicable; (I) add any Alternative Currencies in addition to those specified herein without the written consent of all Revolving Lenders; (J) contractually subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien on any of the Collateral, as the case may be, without the consent of all Lenders, except (i) Indebtedness that is expressly permitted by this Agreement as in effect as of the Closing Date to be senior to the Obligations and/or be secured by a Lien that is senior to the Lien securing the Obligations or (ii) any “debtor in-possession” facility; (K) (1) amend or otherwise modify Section 7.1(b) (including to add, amend or otherwise modify representations, warranties, covenants or other terms and conditions or to add, amend or otherwise modify defined terms solely to the extent applicable thereto); (2) waive any Financial Covenant Event of Default, (3) amend, add or otherwise modify representations, warranties, covenants or other terms and conditions or to amend or add defined terms solely to the extent applicable thereto, in each case solely for the benefit of the Revolving Commitments, (4) amend or otherwise modify Section 9.4 or the definition of “Specified Equity Contribution” or (5) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (1) through (4)), in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, supplements, modifications, waivers and consents described in this clause (K) shall not require the consent of any Lenders other than the Required Revolving Lenders; or (L) reduce the percentage specified in the definition of “Required Revolving Lenders” without the written consent of all the Revolving Lenders.. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lenders, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, any Issuing Lender may amend any of the L/C Documents of such Issuing Lender without the consent of the Administrative Agent or any other Lender.

(b)            Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders or, as applicable, all affected Lenders, and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)              the termination of the Commitments of each such Minority Lender;

(ii)             the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.21; and

(iii)            the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)            Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.

(d)            Notwithstanding any provision herein to the contrary, any Bank Services Agreement or FX Contract may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

10.2         Notices.

(a)            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Loan Party:	Digi International Inc.
9350 Excelsior Boulevard, Suite 700
Hopkins, Minnesota 55343-3444
Attention: Jamie Loch, Chief Financial Officer
Facsimile No.: (952) 912-4941
Telephone No.: (952) 912-3737
E-Mail: Jamie.Loch@digi.com
Website URL: www.digi.com

with a copy to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Nicole J. Leimer
Telephone No.: 612-766-7239
Facsimile No.: 612-766-1600
E-Mail: Nicole.Leimer@faegredrinker.com

Administrative Agent:	BMO Harris Bank N.A.
50 South Sixth Street
Suite 1000
Minneapolis, Minnesota 55402
Attention: Philip Sanfilippo
Facsimile No.: 612-904-8011
Telephone No.: 612-904-8922
E-Mail: philip.sanfilippo@bmo.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Richard E. Farley
Telephone No.: (212) 715-9106
Facsimile No.: (212) 715-8106
E-Mail: RFarley@kramerlevin.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)            (i)             Each Loan Party agrees that the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)             The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) and the Lead Arrangers do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party or any Lead Arranger in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or any Lead Arranger have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the Transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Each Loan Party shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable invoiced fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities (including the syndication of the Facilities contemplated by this Agreement), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (b) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Loan Parties. Upon written demand (together with reasonable back up documentation) each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including each Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee (but limited to the fee, charges and disbursements of one firm as counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single firm local counsel firm for all Indemnitees taken as a whole in each relevant jurisdiction (which may be a single local counsel firm acting in multiple material jurisdictions), if reasonably necessary, a single regulatory firm as counsel, and solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest and thereafter retains its own firm as counsel, one additional firm as counsel in each relevant jurisdiction and one regulatory firm as counsel to each group of affected Indemnitees taken as a whole, in each case, except allocated costs of in-house counsel), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Parties or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (y) arising from any dispute solely among Indemnitees or any of their respective Affiliates other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, a Lead Arranger, a Lender, an Issuing Lender, or a similar role under the Facilities and other than any claims arising out of any act or omission of any Loan Party or any of its Affiliates. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower (or any other Loan Party pursuant to this Agreement or any other Loan Document) for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.18(e).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)             Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the resignation of any Issuing Lender, the resignation of the Swingline Lender, the replacement of any Lender, the termination of the Loan Documents, the termination of the Commitments and the Discharge of Obligations.

10.6         Successors and Assigns; Participations and Assignments.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which for purposes of this Section 10.6 shall include any Bank Services Provider), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)             Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)          Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)             the consent of each Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its reasonable discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)             No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.17, 2.18, 2.19 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.18(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered by such Participant to the Lender granting the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and proposed Section 1.163-5(b) of the United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)            Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

(h)            ERISA Provisions. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, that at least one of the following is and will be true:

A.            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

B.             the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

C.             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

D.             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Borrower and such Lender.

(i)             No Fiduciary Capacity as to Plan Assets. In addition, unless either (1) sub-clause (A) in the immediately preceding clause (h) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (h), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(j)             No Investment Advice; Not a Fiduciary; Amounts Received. The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(k)            Disqualified Institutions.

(i)              No assignment or participation shall be made to, and no Commitment shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the date upon which such Commitment shall become effective, as the case may be (unless (i) an Event of Default has occurred and is continuing under Section 8.1(a) or (f) or (ii) the Borrower has consented to such assignment or Commitment in writing in its sole and absolute discretion, in which cases such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Commitment and this Agreement). For the avoidance of doubt, with respect to any assignee, participant or Lender that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee, participant or Lender shall not retroactively be disqualified from becoming or being a Lender and (y) the execution by the Borrower of an Assignment and Assumption or similar documentation with respect to such assignee, participant or Lender will not by itself result in such Person no longer being considered a Disqualified Institution. Any assignment, participation or Commitment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply.

(ii)             If any assignment or participation is made to, or any Commitment is provided by, any Disqualified Institution in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (B) repay all obligations in respect of Term Loans owing to such Disqualified Institution and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.

10.7         Adjustments; Set-off.

(a)            Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document or any Bank Services Agreement or FX Contract to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document or Bank Services Agreement or FX Contract and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8         Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section 10.8 shall survive the Discharge of Obligations solely on an unsecured basis.

10.9         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Counterparts; Electronic Execution of Assignments.

(a)            This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or any Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12       Integration. The Fee Letter, this Agreement, the other Loan Documents, the Bank Services Agreements, and the FX Contracts represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

10.13      GOVERNING LAW. This Agreement, the other Loan Documents and any claims, controversy, dispute or causes of actions arising therefrom (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York. This Section 10.13 shall survive the Discharge of Obligations.

10.14       Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)            submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction;

(b)            WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c)            consents to service of process in the manner provided for notices in Section 10.2; provided that nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law; and

(d)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15       [Intentionally Omitted].

10.16       Releases of Guarantees and Liens.

(a)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take, and for the benefit of the Borrower the Administrative Agent agrees to take, any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)            At such time as the Discharge of Obligations shall have occurred, the Collateral shall automatically be released from the Liens created by the Security Documents and Bank Services Agreements and FX Contracts (other than any Bank Services Agreements used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements and FX Contracts), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Bank Services Agreements and FX Contracts (other than any Bank Services Agreements used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements and FX Contracts) shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)            By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.06, as the case may be, any Affiliate of a Lender that has become a Secured Party shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral as more fully set forth in Section 8.3. In connection with any distribution of payments and collections, or any request for the release of the Guarantee Obligations and Administrative Agent’s Liens under the Loan Documents in connection with the termination of the Commitments and the payment in full of the Obligations, Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliates with respect to Banking Services, FX Contracts, or Specified Swap Agreements unless such Lender has notified Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guarantee Obligations and Liens.

(d)            At any time from and after the Closing Date, the Borrower may request that any of its Immaterial Subsidiaries that are Loan Parties be released from all of its obligations under the Loan Documents and any property pledged or granted by such Subsidiary as Collateral (including any Foreign Law Stock Pledge) granted pursuant to the Existing Credit Agreement shall be automatically released from the Liens created pursuant to the Security Documents and the Lenders acknowledge that the Administrative Agent may deliver to Borrower such certificates or documents as Borrower may reasonably request to effect the releases described in this Section 10.16(d).

10.17       Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its Related Parties and the Related Parties of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding (in which case such disclosing Person shall promptly notify the Borrower, in advance, to the extent permitted by applicable laws or regulations and not prohibited by such subpoena, legal process, court order or Governmental Authority); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or Bank Services Agreement or FX Contracts or any action or proceeding relating to this Agreement or any other Loan Document or Bank Services Agreement or FX Contracts or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. This provision shall apply for one year after the Discharge of Obligations.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender shall be permitted to use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the senior credit facilities contemplated by this Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

10.18       Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20       Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.21       Termination. Notwithstanding anything to the contrary contained herein or in any other Loan Document: this Agreement (other than Sections 2.17, 2.18, 2.19, 10.5, 10.8, 10.13 and 10.14, Section 9 and any other agreement set forth in a Loan Document that expressly survives the termination of the Commitments and the Discharge of Obligations) and any Commitment of any Lender hereunder shall terminate upon the occurrence of the Discharge of Obligations.

10.22      Contractual Recognition Provision. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.23      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.24       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) The Administrative Agent, Lead Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this Section 10.24, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, (B) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and the Lenders, on the other hand, (C) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person, and the relationship between the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor, (B) no Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (C) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and its Affiliates, and no Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

DIGI INTERNATIONAL INC.
as the Borrower

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President and Chief Executive Officer

LOAN PARTIES:

ACCELERATED CONCEPTS, INC.

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President

ITK INTERNATIONAL, INC.

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President

SMART TEMPS, L.L.C.

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President

FRESHTEMP, LLC

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	Manager

[Signature Page to Credit Agreement]

DIGI SMARTSENSE, LLC

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President

OPENGEAR, INC.

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	Vice President

HAXIOT, INC.

By:	/s/ Ronald E. Konezny
Name:	Ronald E. Konezny
Title:	President

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

BMO HARRIS BANK N.A.,
as the Administrative Agent

By:	/s/ Philip Sanfilippo
Name:	Philip Sanfilippo
Title:	Director

[Signature Page to Credit Agreement]

LENDERS:

BMO HARRIS BANK N.A.,
as Issuing Lender, Swingline Lender, and as a Lender

By:	/s/ Philip Sanfilippo
Name:	Philip Sanfilippo
Title:	Director

[Signature Page to Credit Agreement]

BANK OF MONTREAL,
as a Lender

By:	/s/ David Lynch
Name:	David Lynch
Title:	Managing Director

[Signature Page to Credit Agreement]